 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ALLOGENE THERAPEUTICS, INC.
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ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 15, 2022 at 8:30 a.m., Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2022 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1. To elect the Board of Directors’ four nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders.
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice.
3. To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000.

4. To approve the stock option exchange program, as disclosed in the proxy statement accompanying this notice.

5. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
6. To approve the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 3.
7. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

David M. Tanen
Secretary
South San Francisco, California
April 26, 2022

YOUR VOTE IS IMPORTANT. You are cordially invited to attend the meeting online. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your Notice of Internet Availability of Proxy Materials or proxy card that may be mailed to you. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Allogene Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Allogene”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (“Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on June 15, 2022 at 8:30 a.m., Eastern Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2022, where you will be able to listen to the meeting live, submit questions and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on April 27, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 7, 2022.
Why are we holding a virtual Annual Meeting?
This year we have implemented a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. We do not intend to post questions received during the Annual Meeting on our website.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ALLO2022. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:30 a.m. Eastern Time on June 15, 2022. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 18, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 143,598,970 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 210 East Grand Avenue, South San Francisco, California 94080. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (650) 457-2700 or writing to him at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name
If on April 18, 2022, your shares were registered directly in your name with Allogene’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are six matters scheduled for a vote:
•Proposal 1: Election of the Board’s four nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders;
•Proposal 2: Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
•Proposal 3: Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000;
•Proposal 4: Approval of the stock option exchange program, as disclosed in this proxy statement;
•Proposal 5: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022; and
•Proposal 6: Authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 3.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.
•    To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2022, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).
•    To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•    To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 14, 2022 to be counted.
•    To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 14, 2022 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Allogene. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 18, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 4 without your instructions, but may vote your shares on Proposals 3, 5 and 6 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (i) “For” the election of the four nominees for director, (ii) “For” the advisory approval of executive compensation, (iii) “For” the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, (iv) “For” the approval of the stock option exchange program, (v) “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022, and (vi) “For” the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•    You may submit another properly completed proxy card with a later date.
•    You may grant a subsequent proxy by telephone or through the internet.
•    You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 210 East Grand Avenue, South San Francisco, California 94080.
•    You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022, to Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 15, 2023 and March 17, 2023. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 16, 2023.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding advisory approval for the compensation of the Company’s named executive officers, votes "For," "Against", abstentions and broker non-votes; with respect to Proposal 3 regarding the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, votes "For," "Against", abstentions and, if applicable, broker non-votes; with respect to Proposal 4 regarding the approval of the stock option exchange program, votes "For," "Against", abstentions and broker non-votes; for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 6 regarding the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 3, votes "For," "Against", abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3, 4, 5 and 6, and will have the same effect as "Against" votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal except Proposal 3, for which they will have the same effect as “Against” votes.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
Proposal 2, advisory approval for the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.
To be approved, Proposal 3, the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, must receive “For” votes from the holders of a majority of shares of common stock outstanding on the record date. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have the same effect as “Against” votes.

To be approved, Proposal 4, the approval of the stock option exchange program, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

To be approved, Proposal 5, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.
To be approved, Proposal 6, the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 3, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 143,598,970 shares outstanding and entitled to vote. Thus, the holders of 71,799,486 shares must be present at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
FORWARD-LOOKING STATEMENTS
These proxy materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties. Forward-looking statements include, without limitation, statements regarding the expected or potential benefits of the proposed stock option exchange program described in Proposal 4, and other forward-looking information in Proposal 4. No forward-looking statement can be guaranteed and actual results may differ materially from those stated or implied by forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, except as required under applicable law. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, particularly those mentioned under the “Risk Factors” heading of our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 23, 2022.

Proposal 1
Election Of Directors
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board of Directors currently consists of eleven members. There are four directors in Class I, whose term of office expires at the Annual Meeting: Ms. Elizabeth Barrett, Dr. Arie Belldegrun, Mr. David Bonderman and Dr. David Chang. The Class I directors have been nominated for re-election at the Annual Meeting.
Ms. Barrett, Dr. Belldegrun, Mr. Bonderman and Dr. Chang, each current directors of the Company who were appointed as directors by our Board of Directors, were each recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2025 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. Seven of our nine then-current directors attended our 2021 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the four nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the four nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. We discuss our approach to our Board diversity efforts in greater detail in this proxy statement under “Information Regarding the Board of Directors and Corporate Governance—Board Qualifications—Board Diversity” and “Information Regarding the Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.

Elizabeth Barrett, 59, has served as member of our Board since July 2021. Ms. Barrett is a director and President and Chief Executive Officer of UroGen Pharma Ltd. (“UroGen”), a biotechnology company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers. At UroGen, Ms Barrett spearheaded the 2020 approval of Jelmyto® for the treatment of low-grade upper tract urothelial carcinoma. Before joining UroGen, Ms. Barrett served as the Chief Executive Officer of Novartis Oncology, where she managed the development and launch of the autologous CAR T therapy Kymriah®, and as a member of the Executive Committee of Novartis Oncology from February 2018 to December 2018. Prior to that, Ms. Barrett served at Pfizer Inc. ("Pfizer") in various capacities, most recently as the Global President of Oncology, and before that as Pfizer’s Regional President of US Oncology Business Unit since March 2009. Prior to Pfizer, she was Vice President and General Manager of the Oncology

Business Unit at Cephalon Inc. Ms. Barrett received a Bachelor of Science in Business Administration from the University of Louisiana and a Master’s in Business Administration-Marketing from St. Joseph’s University.
Our Nominating and Corporate Governance Committee and Board of Directors believes that Ms. Barrett’s expertise and experience in life sciences, her experience as a chief executive and director of a biotechnology company, and her educational background provide her with the qualifications and skills to serve on our Board of Directors.

Arie Belldegrun, M.D., 72, is a co-founder of Allogene and has served as Executive Chair of our Board since November 2017. From March 2014 until October 2017, Dr. Belldegrun served as the President and Chief Executive Officer of Kite Pharma, Inc. ("Kite") and as a director from June 2009 until October 2017. Dr. Belldegrun has served as Chair of UroGen since December 2012, Chair of Kronos Bio, Inc., since June 2017, and director of Ginkgo Bioworks, Inc., since September 2021. Dr. Belldegrun has also served on the boards of several private companies: Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, ByHeart, Inc., since October 2019, and IconOVir Bio, Inc., since June 2020. Dr. Belldegrun has also served as Chairman of Bellco Capital LLC since 2004, as Chair and Partner of Two River Group since June 2009, and as Senior Managing Director of Vida Ventures, LLC since November 2017. He is certified by the American Board of Urology and is a Fellow of the American Association of Genitourinary Surgeons. Dr. Belldegrun is Research Professor, holds the Roy and Carol Doumani Chair in Urologic Oncology, and is Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). Prior to joining UCLA in October of 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Belldegrun’s expertise, experience, and track record in forming successful companies in immuno-oncology as well as his expertise as a urological oncologist provide him with the qualifications and skills to serve on our Board of Directors.
David Bonderman, 79, has served as a member of our Board since April 2018. He is a Founding Partner and Chairman of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves on the board of directors of the following public companies: TPG Inc. and TPG Pace Beneficial Finance Corp. He has previously served on the boards of many public companies, some of which include: RyanAir Holdings, plc and Continental Airlines, for both of which he was Chairman, Ducati Motor Holding, S.p.A, China International Capital Corporation Limited, Co-Star Group, Inc., General Motors Company, Kite Pharma, Inc., Oxford Health Plans, Inc., Paradyne Networks, Inc., Seagate Technology Holdings plc, TPG Pace Tech Opportunities Corp., TPG Pace Solutions Corp., TPG Pace Energy Holdings Corp., TPG Pace Holdings, Inc. and Univision Holdings, Inc. Throughout Mr. Bonderman’s career, he has served as a director on numerous other public, private, advisory, academic and charitable boards. Mr. Bonderman received a Bachelor of Arts degree from the University of Washington, cum laude, and a J.D. from Harvard Law School, magna cum laude, where he was a member of the Harvard Law Review and Sheldon Fellow.
Our Nominating and Corporate Governance Committee and Board of Directors believes that Mr. Bonderman’s expertise and experience as a director of other public companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.

David Chang, M.D., Ph.D., 62, is a co-founder of Allogene and has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Dr. Chang has served on the boards of two private companies: Chair of the Board of Directors of IconOVir Bio, Inc., since June 2020, and director of 1200 Pharma LLC since June 2021. Dr. Chang served on the Board of Directors of Notch Therapeutics, Inc. (“Notch”), a private research-stage biotechnology company, from November 2019 to March 2022. Prior to joining us, Dr. Chang served as the Chief Medical Officer and Executive Vice President, Research and Development of Kite from June 2014 until March 2018. Dr. Chang previously held senior positions at Amgen Inc. ("Amgen"), a biopharmaceutical company, including Vice President, Global Development from July 2006 to May 2014, Senior Director, Oncology-Therapeutics from July 2005 to June 2006 and Director, Medical Sciences from December 2002 to June 2005. Prior to that, he was an Associate Professor at the UCLA School of Medicine. He has also served as a Venture Partner of Vida Ventures, LLC since November 2017, and Two River, LLC since October 2017. In addition, he serves as a member of the American Association for Cancer Research Oncology Development Fund Investment Advisory Committee, CalTech Cheng Medical Engineering Advisory Council and of the MIT Corporation Biology Visiting Committee. Dr. Chang obtained a B.S. in Biology from the Massachusetts Institute of Technology and an M.D. and Ph.D. from Stanford University.
Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Chang’s expertise and experience in the life sciences, including his work in immuno-oncology and his educational background, provide him with the qualifications and skills to serve on our Board of Directors.

The Board of Directors Recommends
A Vote “For” Each Named Nominee.
Directors Continuing in Office Until the 2023 Annual Meeting

Deborah Messemer, 64, has served as a member of our Board since September 2018. Ms. Messemer has served as director of TPG Inc. since January 2022 and PayPal Holdings, Inc. since January 2019. Ms. Messemer is a certified public accountant and joined KPMG LLP ("KPMG"), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions, and internal controls over financial reporting. Ms. Messemer received a bachelor’s degree in accounting from the University of Texas at Arlington.
Our Nominating and Corporate Governance Committee and Board of Directors believes Ms. Messemer’s expertise in the accounting and finance industry, her experience advising public companies and her education provide her with the qualifications and skills to serve on our Board or Directors.
Vicki Sato, Ph.D., 74, has served as a member of our Board since July 2021. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. ("Vertex"), a publicly-traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen Inc. Dr. Sato is a member of the board of directors of the following publicly-traded companies: Denali Therapeutics, Inc., Akouos, Inc. and Vir Biotechnology, Inc. She previously served on the board of directors of Bristol Myers Squibb Company and BorgWarner, Inc., both publicly-traded companies. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.
Our Nominating and Corporate Governance Committee and Board of Directors believes that Dr. Sato’s expertise and experience in life sciences, her experience as a director of other companies and her educational background provide her with the qualifications and skills to serve on our Board of Directors.
Todd Sisitsky, 50, has served as a member of our Board since April 2018. Mr. Sisitsky is a board member and President of TPG, Inc. and Co-Managing Partner of TPG Capital, TPG’s scale private equity business in the U.S. and Europe, and co-leads the firm’s investment activities in the healthcare services, pharmaceuticals and medical device sectors. He also serves on the executive committee of TPG Holdings. He has played leadership roles in connection with TPG’s investment in us, Adare Pharmaceuticals, Aptalis, Biomet, Exactech, Fenwal, Healthscope, IASIS Healthcare, Immucor, IQVIA Holdings, Inc. (and predecessor companies IMS Health and Quintiles), Par Pharmaceutical, and Surgical Care Affiliates. Mr. Sisitsky currently serves as director of the following additional public companies: Convey Health Solutions, Inc., and IQVIA Holdings, Inc. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky currently serves as the chair of the Dartmouth Medical School board of advisors, and as a board member of Grassroot Soccer.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Sisitsky’s expertise and experience in life science investing and the finance industry provide him with the qualifications and skills to serve on our Board of Directors.
Owen Witte, M.D., 72, has served as a member of our Board since April 2018. Dr. Witte previously served as a member of the board of directors of Kite from March 2017 until October 2017. Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of microbiology, immunology and molecular genetics, the UCLA David Saxon Presidential Chair in Developmental Immunology and previously served as the director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research. Dr. Witte was appointed a University Professor by the University of California Board of Regents, an honor reserved for scholars of the highest international distinction. Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. Dr. Witte currently serves on several editorial and advisory boards. He previously served on the board of directors for the American Association for Cancer Research. He was appointed by President Obama to the President’s Cancer Panel. Dr. Witte holds a bachelor’s degree from Cornell University and an M.D. from Stanford University. He completed postdoctoral research at the Massachusetts Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Witte’s expertise and experience in cancer research, his experience in academia and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
Directors Continuing in Office Until the 2024 Annual Meeting

Franz Humer, Ph.D., 75, has served as a member of our Board since April 2018. Dr. Humer is Chair of the board of directors of the International Centre for Missing and Exploited Children, Chair of the Humer Foundation and Chair of the board of directors of Neogene Therapeutics, Inc., a private research-stage biotechnology company. Dr. Humer previously served as a member of the board of directors of Kite from September 2015 until October 2017. He also served as an independent director of Citigroup Inc. from 2012 until 2018, Chugai Pharmaceuticals Ltd. (Japan) from 2002 until 2014, and Arix Bioscience plc from April 2016 to December 2019. He served as Chair of Diageo plc from 2005 to 2017. He served as a member of the board of directors of WISeKey SA, a publicly traded global cybersecurity company, from May 2016 to December 2017. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. from 1996 to 1998, prior to serving as Chief Executive Officer of Roche Group from 1998 to 2001 and later as Chair and Chief Executive Officer from 2001 to 2008. His tenure as Chair of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and was responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he obtained a Ph.D. in Law, and INSEAD in Fontainebleau, where he obtained an MBA.
Our Nominating and Corporate Governance Committee and Board of Directors believes that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
Joshua Kazam, 45, has served as a member of our Board since November 2017. Mr. Kazam served as our President from November 2017 until June 2018. He was a founder of Kite and served as a member of Kite’s board of directors from Kite’s inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River, LLC, a life-science consulting and investment firm. Mr. Kazam has served on the board of Kronos Bio, Inc. since June 2017 and Capricor Therapeutics, Inc. from May 2005 until May 2019. He has also served on the boards of the following private companies: Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, ByHeart, Inc. since November 2016, Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, and IconOVir Bio, Inc. since August 2018. Mr. Kazam has also served on the boards of several blank check companies formed for the purpose of effecting a business combination with one or more businesses: Screaming Eagle Acquisition Corp. since January 2022, Tishman Speyer Innovation Corp. II since February 2021, TS Innovation Acquisitions Corp. from November 2020 until June 2021, Soaring Eagle Acquisition Corp. from February 2021 to September 2021, Flying Eagle Acquisition Corp. from February 2020 until December 2020, Diamond Eagle Acquisition Corp. from January 2019 until April 2020, and Platinum Eagle Acquisition Corp. from January 2018 to March 2019. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his bachelor’s degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a Member of the Wharton School’s Undergraduate Executive Board.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
John DeYoung, 59, has served as a member of our Board since April 2018. Mr. DeYoung is Vice President of Worldwide Business Development for Pfizer’s Oncology Business Unit. He is a member of Pfizer’s Oncology Leadership Team and its Worldwide Business Development Leadership Team. Mr. DeYoung joined Pfizer in 1991 and has held leadership positions in Finance, Marketing, Commercial Development and Business Development. Mr. DeYoung received his bachelor’s degree in business from Michigan State University in 1985 and his MBA from the University of Chicago in 1990.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. DeYoung’s expertise and experience in the life sciences and his financial background provide him with the qualifications and skills to serve on our Board of Directors.
Executive Officers
Set forth below is biographical information for each of our executive officers other than Dr. Chang, whose biographical information is set forth above

Eric Schmidt, Ph.D., 53, has served as our Chief Financial Officer since June 2018. Prior to joining us, Dr. Schmidt was a Managing Director and Senior Research Analyst at Cowen and Company, LLC. He joined Cowen as a Research Analyst in 1998 where he covered biotechnology stocks until June 2018. He was previously a Vice President and Research Analyst for UBS Securities. He has also served on the board of directors for Relmada Therapeutics, Inc. since December 2019 and for Revolution Medicines, Inc. since June 2020. Dr. Schmidt obtained a Bachelor of Arts in Chemistry from the University of Pennsylvania and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he serves on the Visiting Committee for the Department of Biology.

Rafael G. Amado, M.D., 58, has served as our Executive Vice President of Research and Development and Chief Medical Officer since September 2019. Dr. Amado has served on the Board of Directors of Notch since March 2022. Prior to joining us, Dr. Amado served as President, Research & Development, at Adaptimmune Therapeutics plc from August 2018 to August 2019 and as Chief Medical Officer at Adaptimmune from March 2015 to August 2018. He has over 15 years of experience within the biotech and pharmaceutical industries. Dr. Amado formerly served as Senior Vice President and Head of Oncology R&D at GSK, where he was responsible for integrating oncology R&D activities, from drug target identification to clinical development and registration globally. During his tenure, Dr. Amado oversaw in the development of numerous products across multiple geographies. Prior to joining GSK, Dr. Amado was Executive Director of Therapeutic Oncology at Amgen where he was responsible for development activities of several assets, including the development of products in molecularly characterized tumors. Dr. Amado trained as a Hematologist/Oncologist at UCLA, where he remained as faculty until joining Amgen. He holds an M.D. from the University of Seville School of Medicine, and performed his residency in Internal Medicine at Michael Reese Hospital, a formerly University of Chicago Affiliated Hospital, and his fellowship in Hematology/Oncology at UCLA.
Alison Moore, Ph.D., 55, has served as our Chief Technical Officer since June 2018. Prior to joining us, she most recently served as Senior Vice President, Process Development at Amgen from January 2013 until June 2018. Dr. Moore has previously held senior roles at Amgen in Operations Technology from January 2013 until August 2014, Process and Product engineering from January 2011 until January 2013, and Corporate Manufacturing from August 2008 until December 2010. Prior to these positions, she was Vice President, Site Operations at Amgen’s Fremont, California, manufacturing facility, from March 2006 until August of 2008. Before joining Amgen, from 2005 to 2006, Dr. Moore was a Director in Chemistry, Manufacturing and Controls, and Regulatory Affairs at Genentech, Inc. ("Genentech"). Prior to Genentech, she was a Postdoctoral Research Fellow at the Medical University of Lübeck, Germany. Dr. Moore has also served on the board of directors for Codexis, Inc. since June 2020. Dr. Moore holds both a bachelor’s degree in Pharmacology with Honors and a Ph.D. in Cell Biology from Manchester University, England.
Veer Bhavnagri, 39, has served as our General Counsel since May 2018, which our Board of Directors elevated to an executive position in April 2020. Mr. Bhavnagri also serves as the Company’s Compliance Officer. Prior to joining us, Mr. Bhavnagri served as the Vice President, Corporate Counsel, of Kite from November 2014 until January 2018. Prior to joining Kite, Mr. Bhavnagri was a senior associate at Cooley LLP. Previously, Mr. Bhavnagri was an associate in the New York and Sydney offices of Sullivan & Cromwell LLP. Mr. Bhavnagri received a J.D., magna cum laude, from the University of Michigan Law School. He received an A.B. in mathematical economics and political science, with honors, from Brown University. Mr. Bhavnagri is admitted to practice law in New York and California.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Belldegrun, Mr. Kazam and Dr. Chang are, and all of our former directors who served during any portion of the last fiscal year were, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Belldegrun, Mr. Kazam and Dr. Chang, had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board is currently chaired by Dr. Belldegrun, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Executive Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Executive Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board. The chair of each committee is expected to report periodically to our Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.
In addition, Mr. Bonderman serves as our lead independent director. As lead independent director, Mr. Bonderman presides over periodic meetings of our independent directors, serves as a liaison between our Executive Chair and the independent directors and performs such additional duties as set forth in our bylaws and as our Board may otherwise determine and delegate.
Board Qualifications
Experience and Expertise: Our Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart.

Active or Retired Public Company CEO or CFO: 5
Financial Expertise: 10
Scientific and Academic: 5
Biotech Industry: 11
Global Strategy and Operations: 9
Public Company Governance: 10
Government and Public Policy: 4
Commercial and Market Access: 5
Capital Markets: 10
Digital and Technology: 4

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our eleven directors range in age from 45 to 79. Three directors self-identify as female and two self-identify as Asian. The Board is committed to appointing one additional director from an underrepresented community by the end of 2022.

Board Diversity Matrix (as of April 14, 2022)
Board Size:
Total Number of Directors: 11
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity:
Directors	3	8	—	—
Demographic Background:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGTBQ+	—
Did Not Disclose Demographic Background	1
Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our shareholders, and other constituencies.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the Audit Committee. The Audit Committee receives reports from management periodically regarding our assessment of risks. In addition, the Audit Committee reports regularly to our Board of Directors, which also considers our risk profile. The Audit Committee and our Board of Directors focus on the most significant risks we face and our general risk management strategies. For instance, the Audit Committee reviews cybersecurity risk, as part of its review of our cybersecurity framework, measures, tools, and compliance, on at least an annual basis. While our Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and our Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of its business and affairs, supports this approach.
In October 2021, the U.S. Food and Drug Administration ("FDA") placed a hold on our clinical trials. Our senior management and our Board of Directors communicated more frequently in the fourth quarter of 2021 to monitor the clinical hold investigation, potential business impacts and further strategic planning. The FDA found that we satisfactorily addressed all clinical hold issues and removed the hold in January 2022.
Meetings of The Board of Directors
The Board of Directors met five times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member.

Information Regarding Committees of the Board of Directors
The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and International and Business Development Oversight Committee. The following table provides membership and meeting information for 2021 for each of the foregoing Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	International and Business Development Oversight
Elizabeth Barrett	X
Arie Belldegrun, M.D.
David Bonderman		X*
David Chang, M.D., Ph.D.
John DeYoung		X		X
Franz Humer, Ph.D.	X	X		X*
Joshua Kazam				X
Deborah Messemer	X*		X
Vicki Sato, Ph.D.				X
Todd Sisitsky			X
Owen Witte, M.D.			X*
Total meetings in 2021	6	4	3	4
*    Committee Chair
In March 2021, Ms. Messemer replaced Dr. Humer as chair of the Audit Committee. In September 2021, Dr. Sato joined the International and Business Development Oversight Committee, and Ms. Barrett replaced Mr. Sisitsky on the Audit Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee, other than Mr. Kazam on the International and Business Development Oversight Committee (a committee that is not required under Nasdaq rules), meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
•    evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;
•    reviewing and approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services;
•    monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•    prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;
•    reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•    reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•    reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;
•    establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•    approving the report that the SEC requires in our annual proxy statement;
•    reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
•    reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
•    reviewing on a periodic basis our investment policy; and
•    reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.
The Audit Committee is composed of three directors: Ms. Barrett, Ms. Messemer and Dr. Humer. Ms. Messemer serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.allogene.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board of Directors has also determined that Dr. Humer and Ms. Messemer each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Dr. Humer’s and Ms. Messemer’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Ms. Deborah Messemer (Chair)
Ms. Elizabeth Barrett
Dr. Franz Humer, Ph.D.
*    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is composed of three directors: Mr. Bonderman, Mr. DeYoung and Dr. Humer. Mr. Bonderman serves as the chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.allogene.com.
The functions of the Compensation Committee include, among other things:
•    reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;

•    reviewing and making recommendations to the full Board regarding the compensation and other terms of employment of our executive officers;
•    reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•    reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•    evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
•    reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•    establishing policies with respect to votes by our stockholders to approve named executive officer compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on named executive officer compensation, to the extent required by law;
•    reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•    administering our equity incentive plans;
•    establishing policies with respect to equity compensation arrangements;
•    reviewing the competitiveness of our executive compensation program and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•    reviewing and making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•    reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
•    preparing the report from the Compensation Committee that the SEC requires in our annual proxy statement; and
•    reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed in consultation with the Executive Chair, Chief Executive Officer, General Counsel, Secretary and Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that did not raise a conflict of interest, the Compensation Committee engaged Compensia as a compensation consultant. The Compensation Committee requested that Compensia review industry-wide compensation practices and trends to assess the competitiveness of our executive and non-employee director compensation programs.
The Compensation Committee asked Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also meets with certain members of management and human resources to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations primarily pertaining to our peer group, equity compensation strategy and executive and non-employee director compensation determinations that were presented to the Compensation Committee for its consideration and to the Board for its information. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board approve certain recommendations of Compensia.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:
•    identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;
•    determining the minimum qualifications for service on our Board of Directors;
•    evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•    evaluating, nominating and recommending individuals for membership on our Board of Directors;
•    evaluating nominations by stockholders of candidates for election to our Board of Directors;
•    considering and assessing the independence of members of our Board of Directors;
•    developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;
•    considering questions of possible conflicts of interest of directors as such questions arise; and
•    reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.
In addition, in December 2021, we updated the charter for the Nominating and Corporate Governance Committee to provide for oversight of environmental, social and governance ("ESG") matters.
The current members of the Nominating and Corporate Governance Committee are Ms. Messemer, Mr. Sisitsky and Dr. Witte. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Witte serves as the chair of our Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To the extent any search firm is retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board, the search firm will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 210 East Grand Avenue, South San Francisco, California 94080, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
The Nominating and Corporate Governance Committee charter can be found on our website at www.allogene.com.
International and Business Development Oversight Committee
Our International and Business Development Oversight Committee consists of Dr. Humer, as chair, and Mr. DeYoung, Mr. Kazam and Dr. Sato. The purpose of the International and Business Development Oversight Committee is to assist our Board of Directors in fulfilling our Board of Directors' responsibilities to (1) oversee our international and business development strategic planning, and (2) review and evaluate any of our specific strategic initiatives, including the risks and opportunities relating to such initiatives. The International and Business Development Oversight Committee charter can be found on our website at www.allogene.com.
Stockholder Communications With The Board Of Directors
The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
Code of Ethics
The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.allogene.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2
Advisory Vote on Executive Compensation
At our 2020 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are performance driven and foster a performance-oriented culture, are strongly aligned with our stockholders’ interests and are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
In light of our performance in 2021, we believe that the compensation paid to our named executive officers was appropriate. In 2021, we advanced and reported interim data from our lead product candidates, ALLO-501, ALLO-501A and ALLO-715, initiated clinical trials of ALLO-605 and ALLO-316, commenced current good manufacturing practices ("GMP") manufacturing at our manufacturing facility, advanced our innovative research, expanded our board of directors and scientific advisory board, and progressed our joint venture in China, each as further described in the summary of our executive compensation disclosure contained in this proxy statement. In addition, in October 2021, we faced a clinical hold on all of our clinical trials. Through exceptional technical leadership and diligence, we resolved the clinical hold in January 2022. The Board and Compensation Committee refrained from rewarding any additional compensation, including any 2021 annual incentive bonus, until the clinical hold was resolved.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.
The Board of Directors Recommends
A Vote “For” Proposal 2.

Proposal 3
Approval of the Increase in Number of Authorized Shares of Common Stock
General
The Board has approved an amendment (the “Authorized Shares Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000. The Authorized Shares Amendment will not change the number of authorized shares of preferred stock, which currently consists of 10,000,000 shares of preferred stock.
The additional shares of common stock authorized for issuance by the Authorized Shares Amendment would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the common stock presently issued and outstanding. The full text of the proposed Authorized Shares Amendment is attached to this Proxy Statement as Appendix A. However, the text of the Authorized Shares Amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as deemed necessary and advisable to effect the Authorized Shares Amendment.
Provided the stockholders approve the Authorized Shares Amendment, the increased number of shares would be authorized for issuance, but would remain unissued until such time as the Board approves a specific issuance of such shares. Other than future issuances under the Company’s equity compensation plans and issuances of common stock that may be issued and sold under our Common Stock Sales Agreement with Cowen and Company, LLC ($167.3 million of common stock remains available for sale under such agreement as of December 31, 2021), the Company currently has no plans or arrangements to issue the additional authorized shares of common stock that will result in the event that the Company’s stockholders approve, and the Company implements, the Authorized Shares Amendment.
Adoption of the Authorized Shares Amendment would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock, to the extent that any additional shares of common stock are ultimately issued out of the increase in authorized shares proposed in the Authorized Shares Amendment.
If the proposed Authorized Shares Amendment is approved by the requisite vote of the stockholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. The Board reserves its right to elect not to proceed with and abandon the Authorized Shares Amendment if it determines, in its sole discretion at any time, that this proposal is no longer in the best interests of our stockholders.
If we fail to obtain stockholder approval of this proposal at the Annual Meeting, we may continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meetings of stockholders until such approval has been obtained and we will incur the costs associated therewith.
Background
In addition to the 143,569,902 shares of common stock outstanding on March 31, 2022, we have also reserved, as of March 31, 2022, 22,567,690 shares for issuance upon the exercise or vesting of outstanding stock awards and 19,889,713 shares for issuance pursuant to the Company’s equity incentive and employee stock purchase plans, meaning that we presently have 13,972,695 authorized shares available for issuance, which is insufficient to meet our needs in connection with future financings or strategic transactions and properly incentivizing our key personnel.
Purposes and Effects of the Authorized Shares Amendment
The Board is recommending the proposed increase in the authorized number of shares of common stock to provide the Company with appropriate flexibility to issue additional shares in the future on a timely basis if such need arises in connection with potential financings, business combinations or other corporate purposes. Approval of the Authorized Shares Amendment could enable the Company to take advantage of market conditions, the availability of more favorable financing, and opportunities for business combinations and other strategic transactions, without the potential delay and expense associated with convening a special stockholders’ meeting.
Our success also depends in part on our continued ability to attract, retain and motivate highly qualified management and key personnel. If this proposal is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.
The proposed increase in the number of authorized shares of common stock will not, by itself, have an immediate dilutive effect on our current stockholders. However, if this proposal is approved, unless otherwise required by applicable law or stock exchange rules, the Board will be able to issue the additional shares of common stock from time to time in its discretion without further action or authorization by the stockholders. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including capital raising transactions of equity or convertible debt securities, the establishment of collaborations or other strategic agreements, stock splits, stock dividends, issuance under current or future equity incentive plans, future acquisitions, investment opportunities, or for other corporate purposes. The future issuance of additional shares of common stock or securities convertible into our common stock may occur at times or under circumstances that could result in a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of the present holders of our common stock, some of whom have preemptive rights to subscribe for additional shares that we may issue.
Potential Anti-Takeover Effect
An increase in the number of authorized but unissued shares of common stock relative to the number of outstanding shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the Authorized Shares Amendment might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our Board determines not to be in our best interests and those of our stockholders. In addition to the Authorized Shares Amendment, the Certificate of Incorporation and Amended and Restated Bylaws also include other provisions that may have an anti-takeover effect. These provisions, among other things, permit the Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the Board and some of our officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporation actions and may delay or discourage a change in control. The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company and the Authorized Shares Amendment is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock outstanding on the record date for the Annual Meeting. Abstentions will have the same effect as an “against” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, a broker non-vote occurs (or if your shares are not affirmatively voted in favor of this proposal for any other reason), it will have the same effect as an “against” vote on this proposal.
The Board of Directors Recommends
A Vote “For” Proposal 3.

Proposal 4
Approval of the Stock Option Exchange Program
On April 13, 2022, our Board authorized a stock option exchange program (the “Option Exchange”) pursuant to which our eligible employees would be given the opportunity to exchange eligible stock options for new stock options with an exercise price equal to the fair market value of our common stock at the time of the exchange. An eligible stock option generally includes any employee stock option that has an exercise price equal to or greater than $18.00 per share and was granted on or prior to December 31, 2021 pursuant to our 2018 Amended and Restated Equity Incentive Plan (the “2018 Plan”).
As of March 31, 2022, we had outstanding stock options held by employees to purchase 6,654,366 shares of common stock with a weighted average exercise price of $19.36 per share (exclusive of the Excluded Employees as defined below). Of these employee stock options, there were 4,070,873 shares with an exercise price equal to or greater than $18.00 per share with a weighted-average exercise price of $26.78 that would be considered eligible stock options for purposes of the Option Exchange.
The Board believes that the Option Exchange is in the best interests of stockholders and the Company, as new stock options granted under the program will provide added incentive to motivate and retain our talented employees.
Rationale for Option Exchange
We evaluated several alternatives for remaining competitive within our industry and with our employees, including increasing cash compensation and/or granting additional equity awards. While these components are part of our overall compensation packages, we do not believe that relying exclusively on such approaches is an ideal use of our resources. For example, increasing cash compensation would reduce the cash resources we devote to research and development, and granting additional stock awards would cause dilution to our current stockholders and greater expense. Accordingly, we determined that the Option Exchange was the most attractive alternative for stockholders for the reasons set forth below.
Employee Retention, Motivation and Performance
We have designed the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests for long-term value creation. Underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees and by aligning the interests of these individuals more fully with the interests of our stockholders.
Because 61% of our eligible employee stock options are underwater (and for a large number of employees, significantly so), as of March 31, 2022, we may face a considerable challenge in retaining our employees and there is a possibility that our competitors may be able to offer equity incentives that are more attractive, which in some cases, could make the terms of employment at a new employer more attractive than we can offer to our existing employees. Additionally, the underwater options have less perceived value and are unlikely to incentivize employees to work harder and build up value in the Company. The Option Exchange is designed to address these concerns, improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package.
As discuss in more detail below, none of the new stock options issued under the Option Exchange program will be vested on the date of grant. Stock options issued in the Option Exchange will vest in equal annual amounts over a three-year period from the grant date of such new stock options. The stock options eligible to be exchanged are generally subject to a four-year vesting schedule, in which twenty-five percent of shares vest after one year, and the remaining shares vest in equal monthly installments. Our Compensation Committee believes that implementing a new extended vesting schedule is appropriate because it encourages retention of employees over the next three years, during a highly critical period for the Company.
Impact on Compensation Expense
The “fair value” of the stock options eligible for exchange was based on the then fair market value of our common stock on the applicable grant date. Under applicable accounting rules, we will recognize a total of approximately $73.9 million in non-cash compensation expense related to these underwater stock options, $36.3 million of which has already been expensed as of December 31, 2021 and $37.6 million of which we will continue to be obligated to expense, even if these stock options are never exercised because they remain underwater. Assuming that the exercise price of the replacement options will be equal to $9.11 per share (which was the fair market value of our stock on March 31, 2022), the replacement took effect on March 31, 2022 and all eligible employees participate, and that the inputs for the Black Scholes option pricing model used are held constant, the replacement options will result in an additional non-cash compensation expense of approximately $8.7 million. By replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while being mindful of the additional compensation expense, we believe that we will be making efficient use of our resources.
Alternatives Considered
Our Compensation Committee considered alternatives to the Option Exchange to provide meaningful performance and retention incentive to our employees, including providing new equity to employees, repricing the options with no change in vesting, exchanging underwater options for full value shares, or increasing cash compensation. The Compensation Committee determined that the Option Exchange provides better performance and retention incentives with less cost to the Company or dilution to stockholders than the other alternatives.
Structure of the Option Exchange
The Board authorized the Option Exchange on April 13, 2022, subject to stockholder approval. It is currently anticipated that the Option Exchange will commence as soon as reasonably practicable following approval of this Proposal 4 by our stockholders, or the Commencement Date. At the start of the Option Exchange, employees holding eligible stock options will receive a written exchange offer that will set forth the precise terms of the Option Exchange. The written offer will be governed by the tender offer rules of the SEC. At or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Eligible optionholders will be given at least 20 business days to elect to participate in the Option Exchange. Eligible optionholders must choose to participate in the program for all of their eligible options or none, and may not choose to exchange portions of eligible option grants or some eligible option grants and not others. Set forth below is a description of the key features of the Option Exchange.
Eligible Participants
The Option Exchange will be available to employees, excluding our executive officers and Chief Communications Officer (collectively, the "Excluded Employees"), who on the Commencement Date are employed by us and hold outstanding eligible stock options. As of March 31, 2022, eligible stock options were held by approximately 71% of employees (exclusive of the Excluded Employees). Participants in the Option Exchange must continue to be employed by and provide services to us on the date the surrendered options are cancelled and replacement stock options are granted. Any employee holding eligible stock options who elects to participate in the Option Exchange but whose service with us terminates for any reason before the date the new stock options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible options subject to their existing terms and will not be eligible to receive new stock options in the Option Exchange.
Eligible Stock Options
An eligible stock option generally includes any eligible employee stock option that has an exercise price equal to or greater than $18.00 per share and was granted on or prior to December 31, 2021. The $18.00 price threshold represents an approximately 200% premium to the volume weighted average stock price for 30 trading days through April 13, 2022. As of March 31, 2022, we had outstanding eligible stock options to purchase 4,070,873 shares of common stock under the 2018 Plan at a weighted-average exercise price of $26.78 per share and with a weighted-average remaining life of 7.9 years. These eligible stock options represent approximately 2.8% of the issued and outstanding shares of our common stock as of March 31, 2022.
Exchange Ratio
The Option Exchange is a one-for-one exchange. Thus, each eligible option will be replaced by a new option covering the same number of shares, but with a new exercise price, term, and vesting schedule. The overall number of stock options will stay the same.
Vesting Schedules for New Options
New stock option awards will not be vested on the date of grant. Eligible stock options may be exchanged for new stock options with a new three-year vesting schedule, in each case vesting in equal annual installments over the vesting term. These new vesting schedules support the nature of stock options as an incentive vehicle and provide us with valuable additional years of employee retention during a highly critical time for the Company.
Term for New Options
The new stock options will expire seven (7) years following the date the new options are granted.

Intended Implementation of the Option Exchange As Soon As Practicable Following Stockholder Approval
We expect that the Option Exchange will begin as soon as reasonably practicable, but no later than four (4) months following stockholder approval, if received. Our Board in its discretion reserves the right to amend, postpone or, under certain circumstances, cancel the Option Exchange once it has commenced, but the Option Exchange will not be materially amended in a manner more beneficial to eligible participants without first seeking additional stockholder approval.
Impact of Option Exchange on Surrendered Options
Under the terms of the Option Exchange, there will be no shares returned to the share reserve of the 2018 Plan because it will be a one-for-one exchange.
Option Exchange Process
Additional information about how we expect to conduct the Option Exchange, if approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described above in this Proposal 4, we may find it necessary or appropriate to change the terms of the Option Exchange to take into account our administrative needs, accounting rules, company policy decisions or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained, or we may delay, amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.
Overview of the Option Exchange Process
Upon commencement of the Option Exchange, eligible participants holding eligible stock option awards will receive a written offer setting forth the terms of the Option Exchange and may voluntarily elect to participate. All eligible employees who are employed by us on the Commencement Date, are still employed by us on the grant date of the new stock options, and hold eligible stock option awards may participate in the Option Exchange. Eligible participants will be given at least 20 business days to elect to surrender eligible stock options in exchange for the same number of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted. Cancelled options will then be available for future grant under the 2018 Plan.
The 2018 Plan will govern all terms or conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be incentive stock options (that is, they will qualify for the tax-favored treatment) to the extent allowable under Section 422 of the Internal Revenue Code and available for grant under our 2018 Plan.
Election to Participate
Eligible participants will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and employee holding stock options that are potentially subject to the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is commenced, and you can only elect to participate after that time.
Impact of Option Exchange on Number of Options Issued
The Compensation Committee established a 1-to-1 exchange ratio, that will result in the issuance of the same number of stock options through the Option Exchange.
Effect on Stockholders
Under the terms of the Option Exchange, the new stock options will have an exercise price commensurate with their fair market value at the time of the Option Exchange, making the stock options no longer underwater. As stated in the “Rationale for Option Exchange” Section, these new stock options should help keep our valuable employees at our Company and motivate them to create long-term value for our Company and stockholders.
Interests of Our Executive Officers and Non-Employee Directors in the Option Exchange

The Excluded Employees and our non-employee directors (including our Executive Chair) will not be permitted to participate in the Option Exchange.
Accounting Impact
The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options.
Material U.S. Federal Income Tax Consequences of the Option Exchange
The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under our 2018 Plan, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.
Financial Statements
Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022.
Vote Required
Approval of the Option Exchange requires “For” votes from a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the same effect as an “Against” vote on this proposal. Broker non-votes will have no effect.
If you are both a stockholder and an employee holding eligible stock options, please note that voting to approve this program does not constitute an election to participate in the program.
Our Recommendation
The Board of Directors Recommends
A Vote “For” Proposal 4.

Proposal 5
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of the accounting firm. Abstentions will have the same effect as an “against” vote on this proposal. Broker non-votes, if any, will have no effect.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and December 31, 2021 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2021	2020
	(in thousands)
Fee Category
Audit fees(1)	$1,580	$1,331
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	2	3
Total fees	$1,582	$1,334
(1)    Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, audit of our internal controls over financial reporting, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s at the market offerings, including comfort letters and consents.
(2)    All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures.
Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.
The Board of Directors Recommends
A Vote “For” Proposal 5.

Proposal 6
Approval of an Adjournment of the Annual Meeting, if Necessary, to Solicit Additional Proxies
General
If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 3, or if there are insufficient votes to constitute a quorum, our proxy holders may move to adjourn the Annual Meeting at that time in order to enable the Board to solicit additional proxies.
In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Annual Meeting to another time and place, if necessary or appropriate (as determined in good faith by the Board), to solicit additional proxies in the event there are not sufficient votes to approve Proposal 3. If our stockholders approve this proposal, we could adjourn the Annual Meeting and any adjourned or postponed session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 3, we could adjourn the Annual Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.
If it is necessary or appropriate (as determined in good faith by the Board) to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.
Vote Required
Approval of this proposal requires the vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions will have the same effect as an “against” vote on this proposal. Broker non-votes, if any, will have no effect.
The Board of Directors Recommends
A Vote “For” Proposal 6.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2022 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.
The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 143,569,902 shares outstanding on March 31, 2022, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2022. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Pfizer Inc.(1)	22,032,040	15.3%
TPG GP A, LLC(2)	18,716,306	13.0%
Directors and Named Executive Officers
David Bonderman(3)	18,716,306	13.0%
Arie Belldegrun, M.D.(4)	8,858,860	6.2%
David Chang, M.D., Ph.D.(5)	8,427,632	5.9%
Joshua Kazam(6)	242,387	*
Franz Humer, Ph.D.(7)	314,966	*
Deborah Messemer(8)	287,215	*
Owen Witte, M.D.(9)	275,222	*
Elizabeth Barrett(10)	63,385	*
Vicki Sato, Ph.D.(11)	34,692	*
Todd Sisitsky	—	—
John DeYoung	—	—
Eric Schmidt, Ph.D.(12)	1,846,218	1.3%
Alison Moore, Ph.D.(13)	1,680,278	*
Rafael Amado, M.D.(14)	764,418	*
Veer Bhavnagri(15)	1,017,493	*
All current executive officers and directors as a group (15 persons)(16)	42,529,072	29.8%

*    Represents beneficial ownership of less than 1%.
(1)    Consists of 22,032,040 shares of common stock held by Pfizer Inc. (“Pfizer”). The address of Pfizer is 235 E. 42nd Street, New York, NY 10017. This information is based on a Form 4 filed by PF Equity Holdings 2 B.V., a wholly-owned subsidiary of Pfizer, on April 4, 2022 with the SEC.
(2)    Consists of an aggregate of 18,716,306 shares of common stock. TPG GP A is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation (“TPG”), which is the controlling shareholder of TPG GP Co, Inc., a Delaware corporation, which is the managing member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of each of (i) TPG GenPar VII Advisors, LLC, a Delaware limited liability company and (ii) The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company. TPG GenPar VII Advisors, LLC is the general partner of TPG GenPar VII, L.P., a Delaware limited partnership, which is the general partner of TPG Carthage Holdings, L.P., a Delaware limited partnership, which directly holds 12,477,536 shares of Common Stock. The Rise Fund GenPar Advisors, LLC is the general partner of The Rise Fund GenPar, L.P., a Delaware limited partnership, which it the general partner of The

Rise Fund Carthage, L.P., a Delaware limited partnership (together with TPG Carthage Holdings, L.P., the “TPG Funds”), which directly holds 6,238,770 shares of Common Stock. Because of TPG GP A’s relationship with the TPG Funds, TPG GP A may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. TPG GP A is owned by entities owned by Messrs. Bonderman, Coulter and Winkelried. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the shares of Common Stock held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the shares of Common Stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of the TPG Funds is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This information is based on the Schedule 13D/A filed on January 18, 2022 with the SEC.
(3)    Consists of the shares described in note (2) above.
(4)    Consists of (i) 4,710,120 shares of common stock beneficially owned by Rebecka Belldegrun, as beneficiary and trustee of the Bellco Legacy Trust fbo Rebecka Belldegrun, (ii) 195,039 shares of common stock beneficially owned by Bellco Legacy LLC, of which Dr. Belldegrun is a manager, (iii) 1,798,163 shares of common stock beneficially owned by Vida Ventures LLC (“Vida”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (iv) 302,849 shares of common stock held by Dr. Belldegrun, 173,739 of which will be subject to our right of repurchase as of 60 days of March 31, 2022, and (v) 1,852,689 shares of common stock issuable upon exercise of options,1,640,103 of which will be unvested but exercisable within 60 days of March 31, 2022 held by Dr. Belldegrun. Dr. Belldegrun disclaims beneficial ownership of the shares held by Vida, except to the extent of any pecuniary interest therein. The address of Dr. Belldegrun, Bellco Legacy Trust and Bellco Legacy LLC is 2049 Century Park East, Suite 1940 Los Angeles, CA 90067. The address of Vida is 40 Broad Street, #201, Boston, MA 02109.
(5)     Consists of (i) 2,186,198 shares of common stock held by David Chang, M.D., Ph.D., 10,191 of which will be subject to our right of repurchase as of 60 days of March 31, 2022, (ii) 1,201,108 shares of common stock held by the Chang 2006 Family Trust (“Chang Trust”), (iii) 856,044 shares of common stock held by the JEC 2019 Trust, (iv) 856,044 shares of common stock held by the RTC 2019 Trust, and (v) 3,328,238 shares of common stock issuable upon exercise of options, 2,718,587 of which will be unvested but exercisable within 60 days of March 31, 2022. Dr. Chang is co-trustee of the Chang Trust, JEC 2019 Trust and RTC 2019 Trust.
(6)    Consists of 242,387 shares of common stock held by Joshua Kazam.
(7)    Consists of (i) 131,216 shares of common stock held by Franz Humer, Ph.D. and (ii) 183,750 shares of common stock issuable upon exercise of options.
(8)    Consists of (i) 6,535 shares of common stock held by the Messemer Family Trust (“Messemer Trust”) and (ii) 280,680 shares of common stock issuable upon exercise of options, 19,836 of which will be unvested but exercisable within 60 days of March 31, 2022. Ms. Messemer is trustee of the Messemer Trust.
(9)    Consists of (i) 221,182 shares of common stock held by Owen Witte, M.D., and (ii) 54,040 shares of common stock issuable upon exercise of options, 2,335 of which will be unvested but exercisable within 60 days of March 31, 2022.
(10)    Consists of 63,385 shares of common stock issuable upon exercise of options.
(11)    Consists of 34,692 shares of common stock issuable upon exercise of options.
(12)    Consists of (i) 54,466 shares of common stock held by Eric Schmidt, Ph.D., (ii) 1,152,595 shares of common stock held by the Eric Schmidt 2017 Family Irrevocable Trust (“Schmidt Trust”), which were acquired by the Schmidt Trust upon the exercise of stock options held by Dr. Schmidt, 40,707 of which will be subject to our right of repurchase as of 60 days of March 31, 2022, and (iii) 639,157 shares of common stock issuable upon exercise of options, 491,455 of which will be unvested but exercisable within 60 days of March 31, 2022. Dr. Schmidt’s spouse is trustee of the Schmidt Trust.
(13)    Consists of (i) 77,675 shares of common stock held by Alison Moore, Ph.D., and (ii) 1,602,603 shares of common stock issuable upon exercise of options, 888,831 of which will be unvested but exercisable within 60 days of March 31, 2022.
(14)    Consists of (i) 33,234 shares of common stock held by Rafael Amado, M.D., and (ii) 731,184 shares of common stock issuable upon exercise of options, 537,793 of which will be unvested but exercisable within 60 days of March 31, 2022.
(15)    Consists of (i) 371,589 shares of common stock held by Veer Bhavnagri, and (ii) 645,904 shares of common stock issuable upon exercise of options, 394,382 of which will be unvested but exercisable within 60 days of March 31, 2022.
(16)    Includes the shares described in notes (3) through (15) above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than one late Form 4 filing reporting two transactions for Dr. Chang.

Executive Compensation
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2021. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers”) for the fiscal year ended December 31, 2021, which consist of our principal executive officer, principal financial officer and our remaining three executive officers during 2021. Our Named Executive Officers for 2021 were:

•David Chang, M.D., Ph.D., our President and Chief Executive Officer;
•Eric Schmidt, Ph.D., our Chief Financial Officer;
•Rafael Amado, M.D., our Chief Medical Officer and Executive Vice President, Research and Development;
•Alison Moore, Ph.D., our Chief Technical Officer; and
•Veer Bhavnagri, our General Counsel.
Executive Summary
2021 Business Highlights. During 2021, we achieved several important business milestones, including, but not limited to, the following:
•Advanced our innovative pipeline:
o    Continued enrollment in the Phase 1 clinical trial ("ALPHA trial") of ALLO-501 in patients with relapsed/refractory non-Hodgkin lymphoma (“NHL”), the Phase 1/2 clinical trial ("ALPHA2 trial") of ALLO-501A in patients with relapsed/refractory NHL, and in the Phase 1 clinical trial ("UNIVERSAL trial") of ALLO-715 in patients with relapsed/refractory multiple myeloma. In addition, in the first half of 2021, we expanded the UNIVERSAL trial to assess ALLO-715 in combination with SpringWorks Therapeutics, Inc.’s investigational gamma secretase inhibitor, nirogacestat.
o    Reported interim data for the ALPHA, ALPHA2 and UNIVERSAL trials at the American Society of Hematology ("ASH") annual meeting in December 2021, providing continued proof-of-concept of allogeneic chimeric antigen receptor (“CAR”) T cell therapy in blood cancers.
o    Advanced our anti-CD70 CAR T cell product candidate, ALLO-316, that may have potential for various hematologic and solid tumor indications. In the first half of 2021, we initiated a Phase 1 clinical trial of ALLO-316 in patients with advanced or metastatic clear cell renal cell carcinoma.
o    Progressed our technology platform that we call “TurboCARs” to mimic cytokine activation signaling within a CAR T cell, which could enhance the proliferative potential, migratory behavior, and killing activity of cells. In mid-2021, we initiated a Phase 1 clinical trial of our first TurboCAR, ALLO-605, in patients with relapsed/refractory multiple myeloma.
o    Obtained FDA designations for advancing the development or any commercialization of our product candidates, including Fast-Track designation for ALLO-605, Regenerative Medicine Advanced Therapy designation for ALLO-715 and Orphan Drug Designation for ALLO-715.
•Further built-out our capabilities:
o    Advanced Allogene Overland Biopharm (CY) Limited, our joint venture with Overland Pharmaceuticals (CY) Inc. for the development, manufacturing and commercialization of certain of our product candidates targeting BCMA, CD70, FLT3, and DLL3 in China, Taiwan, South Korea and Singapore. In 2021, we hired a new chief executive officer, leased a facility for manufacturing and began technology transfer for manufacturing.
o    Initiated GMP manufacturing from our cell therapy manufacturing facility in Newark, California.
o    Entered into a lease agreement to expand our headquarters in South San Francisco, California. The lease is expected to commence on April 1, 2022, and the additional 47,566 square feet of office and laboratory space will support the growth of our research platform and correlative clinical development activities.

o    Strengthened our board of directors with the appointment of Ms. Barrett and Dr. Sato, and our scientific advisory board with the appointment of Jae Park, M.D.
o    Grew our organization from 264 employees at the beginning of the year to 301 employees at the end of the year.
In addition to the above achievements, we overcame a significant unexpected regulatory challenge. In October 2021, the FDA placed a hold on our clinical trials. The clinical hold followed our notification to the FDA of a chromosomal abnormality in an ALPHA2 trial patient which was detected in a bone marrow biopsy undertaken to assess pancytopenia. Investigations concluded that the chromosomal abnormality was unrelated to TALEN gene editing or our manufacturing process and had no clinical significance. The investigation also determined that the abnormality was not detected in any of our manufactured product candidates or in any other patient treated with the same ALLO-501A lot. The abnormality occurred in the patient after the cell product was administered and involved regions of the T cell receptor and immunoglobulin genes known to undergo rearrangement as part of the T cell or B cell maturation process. The FDA found that we satisfactorily addressed all clinical hold issues and removed the hold in January 2022. The Compensation Committee and the Board refrained from rewarding any additional compensation during the clinical hold and approved the 2021 annual incentive bonus and 2022 base salary adjustments after the clinical hold was resolved in January 2022.
We believe the achievements highlighted above as well as resolving the clinical hold were a result of exceptional strategic, technical and operational leadership.
2021 Executive Compensation Policies and Practices. During 2021, our executive compensation policies and practices included the following:
•Compensation Committee of Independent Directors. The Compensation Committee is composed of all independent directors and includes our lead independent director.
•Annual Compensation Review. The Compensation Committee undertakes a comprehensive review of compensation of our senior vice presidents and above, including our Named Executive Officers, on an annual basis.
•Independent Compensation Consultant. The Compensation Committee engages its own compensation consultant, and reviews its independence from management.
•Risk Analysis. We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.
•No Guaranteed Compensation. Although we have signed employment agreements with each of our Named Executive Officers, these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
•Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.
•No Special Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our executive officers and other U.S.-based employees are eligible to participate in our Section 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). We currently make matching contributions into the Section 401(k) plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%).
•No Special Health or Welfare Benefits or Perquisites. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally.
•No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
•Policy Against Hedging and Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock. Specifically, no officer, director, other employee or consultant may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. In addition, no officer, director, other employee or consultant may margin, or make any offer to margin, or otherwise pledge as security, any of our common stock, including without limitation, borrowing against such stock, at any time.
•Stock Ownership Guidelines Policy. The purpose of our Stock Ownership Guidelines Policy is to encourage ownership of our common stock, promote the alignment of the long-term interests of our non-employee directors, Chief Executive Officer, and other executive officers with the long-term interests of our stockholders, and further promote our commitment to sound corporate governance. Under the Guidelines, the target stock ownership level for our President and Chief Executive Officer is six times (6x) his base annual salary, the target stock ownership level for our non-employee directors is five times (5x) their base annual cash retainer and the target stock ownership level for our other executive officers is one times (1x) their base annual salary. Under these Guidelines, the compliance deadline for all of our executive officers and directors is the later of December 2023 and five years from an individual's commencement of employment or appointment to our Board, although we expect that the target stock ownership levels likely will be achieved much sooner than that.
2021 Executive Compensation Highlights. Despite the challenge of the clinical hold, we made significant progress towards critical clinical, research, manufacturing, and other strategic milestones, as described above. With respect to 2021 compensation decisions, the Compensation Committee and our Board focused on ensuring that a significant portion of the total direct compensation awarded to our Named Executive Officers was performance-based and linked to meeting our long-term strategic plan to create long-term stockholder value.
The substantial majority of our 2021 compensation to Named Executive Officers was in the form of equity incentive awards. We believe that equity incentive awards further our long-term strategic plan to create long-term stockholder value. In recognition of our significant achievements and as a retention measure, the Compensation Committee also granted 2021 annual equity awards to Dr. Schmidt, Dr. Amado, Dr. Moore and Mr. Bhavnagri and our Board granted 2021 annual equity awards to Dr. Chang. The following charts illustrate the portion of compensation attributable to equity incentive awards, annual performance-based cash incentive awards and base salary for our Chief Executive Officer and for our other Named Executive Officers, as a group.

CEO 2021 Compensation Mix

7%
Base Salary
4%
Annual Performance-based
Cash Incentive
89%
Equity Incentive Awards

Other Named Executive Officers 2021 Compensation

10%
Salary
4%
Annual Performance-based
Cash Incentive
86%
Equity Incentive Awards

Executive Compensation Philosophy and Overview
Our executive compensation program is intended to meet five principal objectives:
•Enable us to attract, retain and motivate superior talent;
•Link rewards to the achievement of critical strategic priorities;
•Create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value;
•Provide appropriate levels of risk and reward relative to an executive officer's position with us; and
•Differentiate compensation based on individual performance.
Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. The Compensation Committee has determined that these three components, with a portion of target total direct compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, the

Compensation Committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.
Process for Setting Executive Compensation
We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period. In addition, the Compensation Committee and our Board considered the positive results of the shareholder advisory vote on executive compensation held in 2021, where 69% of shareholders voted in favor of, and concluded our approach to compensation for named executive officers was appropriate.
Role of the Compensation Committee
The Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our Board members. Please see “Information Regarding Committees of our Board of Directors—Compensation Committee—Compensation Committee Processes and Procedures” for additional information.
Awards of performance-based compensation for the previous year are typically made at the last-scheduled Compensation Committee meeting of the year. Adjustments to the base salaries of our Named Executive Officers, if any, are also typically made at the last-scheduled Compensation Committee meeting of the year. Due to the clinical hold in the fourth quarter of 2021, our Board and Compensation Committee deferred year-end compensation matters until after resolution of the clinical hold in January 2022. The Compensation Committee typically reviews annual equity awards in the first quarter of the year.
Role of Management
In making compensation decisions, the Compensation Committee considers the recommendations of our Chief Executive Officer, with input from our Executive Chair, General Counsel and Secretary. Our Chief Executive Officer, Dr. Chang, makes recommendations to the Compensation Committee with respect to our executive officers, but is not present and does not participate in the deliberations or determination of his own compensation. The Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Chang annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Compensation Committee and then our Board. Dr. Chang provided our business and operations perspective for the Compensation Committee’s final review of progress made on the goals set for 2021. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.
Role of Compensation Consultant
The Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including preparing an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2021, the Compensation Committee engaged Compensia to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our equity plan and executive and director compensation for 2021. Compensia was invited to attend Compensation Committee meetings where they presented and discussed their analysis and findings. For 2021, with the assistance of Compensia, the Compensation Committee updated our compensation peer group, described below in the section entitled “Peer Companies and Market Compensation Data.”
In December 2018, December 2019, September 2020 and September 2021, the Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our Company by Compensia; (ii) the amount of fees from our Company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of our Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our Company owned by the individual compensation advisors employed by Compensia. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia has not raised any conflict of interest and the Compensation Committee is satisfied with the independence of Compensia.

Peer Group and Market Compensation Data
When making compensation decisions, the Compensation Committee reviews the compensation of similarly-situated executive officers at companies that we consider to be our peers, taking into consideration the experience, position and functional role, level of responsibility and uniqueness of applicable skills of both our executive officers and those of our peers, and the demand and competitiveness for attracting and retaining an individual with each executive officer’s specific expertise and experience in the biotechnology industry. While this analysis is helpful in determining market-competitive compensation for senior management, leading to better attraction and retention of top-quality executive officers, it is only one factor in determining our executive officers’ compensation, and the Compensation Committee exercises its judgment in determining the nature and extent of its use.
With the assistance of its compensation consultant, and after taking into consideration such factors as product development stage, market capitalization, acquisitions, number of employees and public status, the following companies were selected and approved by the Compensation Committee in September 2020 to comprise our compensation peer group:

Acceleron Pharma	Agios Pharmaceuticals	BeiGene
bluebird bio	Blueprint Medicines	CRISPR Therapeutics
Editas Medicine	Fate Therapeutics	Global Blood Therapeutics
Immunomedics	Iovance Biotherapeutics	Mirati Therapeutics
Moderna	MyoKardia	Nektar Therapeutics
Sage Therapeutics	Sarepta Therapeutics	Ultragenyx Pharmaceutical
The Compensation Committee reviews the compensation peer group periodically to reflect changes in market capitalization and other factors, including number of employees, acquisitions and product development stage, and revises the companies included in the peer group accordingly. In this regard, the peer group was revised and approved by the Compensation Committee in September 2021 to consist of:

Acceleron Pharma	Agios Pharmaceuticals	Beam Therapeutics
bluebird bio	CRISPR Therapeutics	Editas Medicine
Fate Therapeutics	Global Blood Therapeutics	IGM Biosciences
Instil Bio	Intellia Therapeutics	Iovance Biotherapeutics
Lyell Immunopharma	Mirati Therapeutics	Nektar Therapeutics
Rubius Therapeutics	Sana Biotechnology	Sorrento Therapeutics
SpringWorks Therapeutics	Turning Point Therapeutics	Ultragenyx Pharmaceutical
Xencor
Executive Compensation Program and Compensation Decisions for the Named Executive Officers
The components of our executive compensation program in 2021 were as follows:
Annual Base Salary
The base salaries of our executive officers are designed to compensate them for day-to-day services rendered during the fiscal year. Appropriate base salaries are used to recognize the experience, skills, knowledge and responsibilities required of each executive officer and to allow us to attract and retain individuals capable of leading us to achieve our business goals in competitive market conditions.
The base salaries of our executive officers are reviewed at least annually by the Compensation Committee and adjustments are made to reflect Company and individual performance, as well as competitive market practices. The Compensation Committee also takes into account subjective performance criteria, such as an executive officer’s ability to lead, organize and motivate others, develop the skills necessary to mature with us, set realistic goals to be achieved in their respective area, and recognize and pursue new business opportunities that enhance our growth and success. The Compensation Committee does not apply specific formulas to determine increases, but instead makes an evaluation of each executive officer’s contribution to our long-term success. Annual adjustments to base salaries are effective as of January 1 of each year, with mid-year adjustments to base salaries made under special circumstances, such as promotions, retention measures or an increase in responsibilities.

The 2021 annual base salaries for our Named Executive Officers were as follows:

Name	2021 Base Salary ($)
David Chang, M.D., Ph.D.	695,000
Eric Schmidt, Ph.D.	475,000
Rafael Amado, M.D.	600,000(1)
Alison Moore, Ph.D.	475,000
Veer Bhavnagri	464,000

(1)    Dr. Amado's salary was increased from $525,000 to $600,000 on May 18, 2021 as described below.
On May 18, 2021, the Compensation Committee reviewed the performance and compensation of Dr. Amado. To that date, Dr. Amado had several extraordinary achievements, including initiating our clinical trial of ALLO-316 in advanced or metastatic clear cell renal cell carcinoma, accelerating the advancement of our TurboCAR technology and achieving clearance of an IND for our first TurboCAR candidate, ALLO-605, in relapsed/refractory multiple myeloma, and advancing positive data from our clinical trials of ALLO-501 and ALLO-501A in relapsed/refractory non-Hodgkin lymphoma. In light of these achievements and as a retention measure, the Compensation Committee increased Dr. Amado’s annual base salary for the remainder of 2021 from $525,000 to $600,000.
After resolution of the clinical hold in January 2022, the Compensation Committee reviewed the annual base salary and target annual cash bonus opportunity of Dr. Chang, Dr. Amado, Dr. Schmidt, Dr. Moore and Mr. Bhavnagri. In recognition of achievements and as a retention measure, the Compensation Committee recommended our Board increase Dr. Chang’s annual base salary for 2022 from $675,000 to $724,000, and increase his target annual cash bonus opportunity from 60% of annual base salary to 65% of annual base salary for 2022. The Compensation Committee also approved the increase of Dr. Amado's annual base salary for 2022 from $600,000 to $615,000, Dr. Schmidt’s and Dr. Moore’s annual base salary for 2022 from $475,000 to $490,000, and Mr. Bhavnagri's annual base salary for 2022 from $464,000 to $480,000. In addition, the Compensation Committee increased Dr. Amado's, Dr. Schmidt's, Dr. Moore's and Mr. Bhavnagri's target annual cash bonus opportunity from 40% of annual base salary to 45% of annual base salary for 2022. On January 27, 2022, based on the Compensation Committee’s recommendation, our Board approved the increase to Dr. Chang’s annual base salary and target annual cash bonus opportunity.
Annual Cash Bonus Opportunity
Our Named Executive Officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based cash bonus each current Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board establishes each year. At the end of the year, our Board and the Compensation Committee review our performance and approve the extent to which we achieved each of these annual corporate goals. Generally, our Board and the Compensation Committee, as applicable, will assess each Named Executive Officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our Named Executive Officers.
For 2021, the target annual cash bonus opportunity of Dr. Chang was set at 60% of his annual base salary and the target annual cash bonus opportunities for each of Dr. Amado, Dr. Schmidt, Dr. Moore and Mr. Bhavnagri was set at 40% of each Named Executive Officer's annual base salary. Our Board and the Compensation Committee may award above-target bonuses, which was limited in 2021 to 130% of the target annual cash bonus opportunities, for extraordinary performance.
The corporate goals used in our 2021 annual cash bonus plan were proposed by management, and reviewed and approved by the Compensation Committee and our Board. Our Board considered and assigned a relative weight to each corporate goal to appropriately focus efforts on achievements that were intended to enhance stockholder value.
Our core corporate goals for 2021 and the relative weighting of each corporate goal were as follows:
•Deliver Phase 1 data and initiate the Phase 2 portion of the ALPHA2 trial of ALLO-501A by the end of 2021 (weighted at 40%);
•Deliver data for a Phase 2 decision for ALLO-715 with or without nirogacestat by the end of 2021 (weighted at 20%);
•Obtain IND clearance for a Phase 1 clinical trial of ALLO-605 by the end of the second quarter of 2021 (weighted at 10%);

•Generate interim data from the Phase 1 clinical trial of ALLO-316 by the end of 2021 (weighted at 20%); and
•Produce a clinical GMP batch at our manufacturing facility in Newark, California by the end of 2021 (weighted at 10%).
Our Board also established additional, or stretch, corporate goals to complete by the end of 2021 as follows:
•Nominate a next-generation product candidate (weighted at 10%);
•Complete dosing of the first two cohorts in the Phase 1 clinical trial of ALLO-605 (weighted at 10%); and
•Complete the planned dose escalation of the Phase 1 clinical trial of ALLO-316 (weighted at 10%).
In December 2021, our Board reviewed our 2021 corporate goals and gave feedback to management and the Compensation Committee for further discussion and review in January 2022. Our Board and the Compensation Committee did not approve any annual bonus payment prior to the resolution of the clinical hold in early January 2022.
After the resolution of the clinical hold, the Compensation Committee and our Board awarded partial (20%) credit to the first corporate goal, as we reported interim clinical data from ALPHA2 at the ASH annual meeting in December 2021, but did not initiate the Phase 2 trial. They also awarded partial (10%) credit to the second corporate goal as we finished dosing an initial cohort of patients to assess the ALLO-715 and nirogacestat combination, but we are following the patients prior to any decision on further enrollment or initiation of Phase 2. The Compensation Committee and our Board awarded full credit to the remaining corporate goals as all had been achieved. With respect to the stretch goals, the Compensation Committee and our Board awarded credit to the first stretch goal, but no credit to the other two stretch goals, which were not achieved.
In addition, the Compensation Committee and our Board awarded an additional 15% of credit for our perseverance in overcoming the clinical hold and certain additional accomplishments, including:
•Completed the first dose cohort in the ALLO-605 phase 1 study;
•Manufactured not just one, but three, clinical GMP batches at our manufacturing facility;
•Hired a Vice President, Commercial, and advanced an initial commercial strategy and roadmap;
•Executed on strategic business development and research initiatives; and
•Secured additional lab and office space at our headquarters to accommodate future company growth.
As a result, the Compensation Committee approved awarding Dr. Schmidt, Dr. Amado, Dr. Moore and Mr. Bhavnagri 95% of their respective target annual cash bonus opportunity for 2021, and recommended and our Board approved awarding Dr. Chang 95% of his target annual cash bonus opportunity for 2021. In addition, due to Dr. Amado’s and Dr. Moore's exceptional scientific performance and leadership in overcoming the clinical hold in a timely and complete manner, the Compensation Committee awarded Dr. Amado a separate discretionary bonus of $100,000 and Dr. Moore a separate discretionary bonus of $75,000. The 2021 annual bonus payments, including Dr. Amado’s and Dr. Moore's discretionary bonuses, are summarized in the table below.

Name	2021 Annual Cash Bonus ($)
David Chang, M.D., Ph.D.	396,150
Eric Schmidt, Ph.D.	180,500
Rafael Amado, M.D.	328,000
Alison Moore, Ph.D.	255,500
Veer Bhavnagri	176,320
Long-Term Incentive Compensation
We provide long-term incentive compensation to our executive officers through the grant of equity awards. We believe that equity awards create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value. We also believe equity awards create an ownership culture. In addition, the vesting requirements of our equity awards contributes to executive retention by providing an incentive to our executive officers to remain employed by us during the vesting period.
Generally, significant equity awards are granted at the time an executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of the Compensation Committee or, if awards are being granted to our Chief Executive Officer, in the discretion of our Board, but are generally made once a year unless such executive officer is promoted, or for recognition of outstanding performance. None of our executive officers is currently party to an employment agreement that provides for an automatic grant of stock options or other equity awards.
Historically, we have granted equity awards to our executive officers in the form of options to purchase shares of our common stock. In March 2019, the Compensation Committee determined that an increasing number of companies in our compensation peer group grant full value awards, such as restricted stock unit ("RSU") awards and, therefore, decided that RSU awards should be added to our executive compensation program to attract and retain highly qualified executive officers. In this regard, while both stock options and RSU awards enable our executive officers to benefit, like stockholders, from any increases in the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price. In contrast, RSU awards deliver fully paid shares of our stock upon vesting, so, during periods of stock market volatility, RSU awards help retain employees. In addition, full value awards, such as RSU awards, are less dilutive to existing stockholders since fewer shares are needed to achieve an equivalent value relative to stock options.
The exercise price of our stock options is equal to the fair market value (our closing market price on the Nasdaq Global Select Market) of our common stock on the date of grant. Our stock options generally vest as to 1/4th of the shares subject to the option upon the first anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such award is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. The RSU awards granted to our Named Executive Officers in 2021 generally vest in four equal annual installments from the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. The other terms of the equity awards are governed by our 2018 Equity Incentive Plan, as amended (the “EIP”).
We have granted and may continue to grant RSU awards that vest upon performance conditions to select executive officers in order to incentivize meeting specific strategic goals. In August 2019, the Compensation Committee granted Dr. Amado a new hire performance RSU award for 57,361 shares of our common stock, which vests and settles in three equal installments, with (1) the first installment to vest upon initiation of a Phase 2 clinical trial of our first anti-CD19 product candidate, (2) the second installment to vest upon the filing of a biologics license application with the FDA for our first anti-CD19 product candidate, and (3) the third installment to vest upon FDA approval of our first anti-CD19 product candidate. Any unvested portion of the performance RSU award will expire after seven years.
The vesting schedule and the number of shares of our common stock granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the stock award will provide a return to the employee only if the employee remains in our service, and, in the case of the stock option component, only if the market price of our common stock appreciates over the option term. The Compensation Committee believes that the new hire equity awards granted to Dr. Amado were necessary to secure his employment and to incentivize his long-term commitment, performance and support of our anti-CD19 product candidate, which is critical for our success.
In March 2021, the Compensation Committee granted our Named Executive Officers, and recommended a grant to our Chief Executive Officer that was approved by our Board, options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock over a four year time-based vesting schedule described above. In determining the number of shares of our common stock subject to the stock options and RSU awards granted to the Named Executive Officers, the Compensation Committee first determined the value of overall annual equity awards, and then determined the appropriate award mix. In March 2021, the Compensation Committee chose to deliver a value mix of approximately 70% stock options and approximately 30% RSUs, based on the accounting “fair value” as reflected in our Summary Compensation Table. The ratio of RSUs to stock options was based in part on an analysis of competitive market data prepared by the Compensation Committee’s compensation consultant and the Compensation Committee’s desire to tie a majority of the equity compensation program to stockholder value creation with stock options. The Compensation Committee also desired to provide a minority portion of the equity program with a durable retention profile, and the grant of RSU awards assists in retaining the team through periods of stock price volatility. The Compensation Committee also considered the equity awards granted at the 75th percentile to the executives holding comparable positions at the companies in our compensation peer group, as well as each Named Executive Officer’s existing equity holdings, level of responsibility and criticality, unvested status of existing equity holdings, and its subjective assessment of each Named Executive Officer’s individual performance and our overall company performance.
In addition, on May 18, 2021, the Compensation Committee reviewed the performance and compensation of Dr. Amado. To that date, Dr. Amado had several extraordinary achievements, including initiating our clinical trial of ALLO-316 in advanced or metastatic clear cell renal cell carcinoma, accelerating the advancement of our TurboCAR technology and achieving clearance of an IND for our first TurboCAR candidate, ALLO-605, in relapsed/refractory multiple myeloma, and advancing positive data from our clinical trials of ALLO-501 and ALLO-501A in relapsed/refractory non-Hodgkin lymphoma. In light of these achievements and as a retention measure, the Compensation Committee granted an RSU award that may vest and be settled for 200,534 units, with 33,422 vesting in one year, 66,844 vesting in two years and 100,268 vesting in three years. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each unit that vests. The Compensation Committee viewed the equity award as a critical retention measure ahead of our plans for rapid advancement of our pipeline, including the potential initiation of a planned pivotal trial of ALLO-501A and potential future submission for approval of ALLO-501A.
The equity awards granted to our Named Executive Officers during 2021 were as follows:

Name	Options to Purchase Shares of Our Common Stock (#)	RSU Awards for Shares of Our Common Stock (#)	Equity Awards (Aggregate Grant Date Fair Value)
David Chang, M.D., Ph.D.	298,836	80,452	$9,070,304
Eric Schmidt, Ph.D.	92,365	24,866	$2,803,462
Rafael Amado, M.D.	92,365	225,400	$8,803,440
Alison Moore, Ph.D.	92,365	24,866	$2,803,462
Veer Bhavnagri	82,469	22,202	$2,503,104
Health and Welfare Benefits
Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”
Section 401(k) Plan
We maintain a defined contribution employee retirement savings plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of compensation or the statutory limit, which was $19,500 for calendar year 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2021 may have been up to an additional $6,500 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%). Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.
In 2020, we paid $83,256 to cover the Hart-Scott-Rodino (“HSR”) filing fees for Dr. Chang, which included a tax “gross-up” payment to cover the imputed income associated with this payment. The filing and the associated filing fee were triggered by regulatory requirements because Dr. Chang's total holdings of our common stock were above a specified value. Our Compensation Committee and Board determined it appropriate to pay the HSR filing fees and associated taxes that arose solely as a result of the price appreciation in shares accumulated by Dr. Chang over a long period of time during which he had made substantial contributions toward such appreciation, and recognizing that our Board and Compensation Committee encourages him to hold our shares for alignment with stockholders’ interests. Our Board and Compensation Committee considers this reimbursement to be business related for the above reasons, even though the HSR filing fee is personally attributable to the individual executive. No HSR filing fees were due or paid in 2021.

Post-Employment Compensation
Our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Plan”), as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The Plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change of control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the Named Executive Officer.

Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.
Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC Topic 718, we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. The Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options and RSU awards in light of the accounting impact of ASC Topic 718 and other considerations.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. However, Section 162(m) provides a reliance period exception for corporations that became publicly held before December 20, 2019, pursuant to which the deduction limit under Section 162(m) does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.
Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Named Executive Officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Risk Assessment Concerning Compensation Practices and Policies
The Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing each of our compensation plans, and the checks and balances built into, and oversight of, each plan, in January 2022 the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and, as described above under the heading “Compensation Discussion and Analysis,” significant compensation decisions, and decisions concerning the compensation of our executive officers, include subjective considerations by the Compensation Committee or our Board, which restrain the influence of formulae or objective factors on excessive risk taking. Finally, the mix of short-term compensation (in the form of base salary and annual cash bonus, if any), and long-term incentive compensation (in the form of stock options and RSU awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of David Bonderman, Franz B. Humer and John DeYoung. None of the members of the Compensation Committee during 2021 has at any time been our officer or employee. None of the members of the Compensation Committee during 2021 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee
David Bonderman, Chair
Franz B. Humer
John DeYoung

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2021 SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal year ended December 31, 2021 and, with respect to Mr. Bhavnagri, during the fiscal year ended December 31, 2020, and, with respect to Dr. Chang, Dr. Schmidt, Dr. Amado and Dr. Moore, during the fiscal years ended December 31, 2020 and December 31, 2019.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
David Chang, M.D., Ph.D.	2021	695,000	—	2,717,669	6,352,635	396,150	—	10,161,454
President and Chief Executive Officer	2020	675,000	—	—	6,550,535	506,250	83,256	7,815,041
	2019	600,000	—	4,651,970	5,327,140	363,000	250,000	11,192,110
Eric Schmidt, Ph.D.	2021	475,000		839,973	1,963,489	180,500	—	3,458,962
Chief Financial Officer	2020	440,000	—	561,176	1,262,643	220,000	—	2,483,819
	2019	425,000	—	1,328,366	1,519,700	187,000	—	3,460,066
Rafael Amado, M.D.	2021	571,591	100,000	6,839,951	1,963,489	228,000	11,125	9,714,156
Chief Medical Officer and Executive Vice President of Research and Development	2020	510,000	75,000	561,176	1,262,643	255,000	—	2,663,819
	2019	145,833	—	4,249,976	2,759,623	71,726	225,000	7,452,158
Alison Moore, Ph.D.	2021	475,000	75,000	839,973	1,963,489	180,500	13,050	3,547,012
Chief Technical Officer	2020	440,000	—	561,176	1,262,643	220,000	—	2,483,819
	2019	425,000	—	996,275	1,519,700	187,000	—	3,127,975
Veer Bhavnagri	2021	464,000		749,984	1,753,120	176,320	13,050	3,156,474
General Counsel	2020	425,000	—	537,490	1,211,953	212,500	9,385	2,396,328

(1)    The dollar amount reported for 2019 in this column for Dr. Amado represents salary paid to Dr. Amado since the commencement of his employment (prorated based on an annual salary of $500,000).
(2)    The dollar amounts reported for 2019 and 2020 in this column reflect the aggregate grant date fair value of restricted stock units granted during 2019 and 2020 based on the closing market price of the Company's common stock on the date of grant.

(3)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2019, 2020 and 2021. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)    The dollar amounts in this column represent annual performance-based bonuses earned for 2019, 2020 and 2021. For more information, see above under “Annual Bonus Opportunity.”
(5)    The dollar amounts in this column represent HSR filing fee and related tax gross-up to Dr. Chang in 2020, Section 401(k) Company contributions for Mr. Bhavnagri in 2021 and 2020, Section 401(k) Company contributions for Dr. Amado and Dr. Moore in 2021, relocation bonuses paid to Dr. Chang in 2019 and sign-on and relocation bonuses paid to Dr. Amado in 2019.
2021 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information relating to the grant of plan-based incentive awards to our Named Executive Officers in 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David Chang, M.D., Ph.D.
Restricted stock unit award	3/26/2021	—	—	—	80,452	—	—	2,717,669
Stock option award	3/26/2021	—	—	—	—	298,836	33.78	6,352,635
Annual bonus	—	—	396,150	594,225	—	—	—	—
Eric Schmidt, Ph.D.
Restricted stock unit award	3/26/2021	—	—	—	24,866	—	—	839,973
Stock option award	3/26/2021	—	—	—	—	92,365	33.78	1,963,489
Annual bonus	—	—	180,500	270,750	—	—	—	—
Rafael Amado, M.D.
Restricted stock unit award	3/26/2021	—	—	—	24,866	—	—	839,973
Restricted stock unit award	5/18/2021	—	—	—	200,534	—	—	5,999,977
Stock option award	3/26/2021	—	—	—	—	92,365	33.78	1,963,489
Annual bonus	—	—	228,000	342,000	—	—	—	—
Alison Moore, Ph.D.
Restricted stock unit award	3/26/2021	—	—	—	24,866	—	—	839,973
Stock option award	3/26/2021	—	—	—	—	92,365	33.78	1,963,489
Annual bonus	—	—	180,500	270,750	—	—	—	—
Veer Bhavnagri
Restricted stock unit award	3/26/2021	—	—	—	22,202	—	—	749,984
Stock option award	3/26/2021	—	—	—	—	82,469	33.78	1,753,120
Annual bonus	—	—	176,320	264,480	—	—	—	—

(1)    All stock options and restricted stock unit awards were granted under the EIP.
NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Agreements with our Named Executive Officers
We have entered into employment letter agreements with each of our Named Executive Officers. These letter agreements provide for at-will employment and set forth the Named Executive Officer’s initial base salary, eligibility for employee benefits and recommended equity grant. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our Named Executive Officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control of the Company are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”
David Chang, M.D., Ph.D. We entered into a letter agreement with Dr. Chang, our President and Chief Executive Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Chang was entitled to an annual base salary of $525,000 and was eligible to receive an annual target performance bonus of up to 45%. As described above, we have increased Dr. Chang's annual base salary and annual target performance bonus over time. In addition, Dr. Chang was paid a $250,000 relocation bonus in 2018 and was paid an additional relocation bonus of $250,000 in 2019 in connection with his relocation to the San Francisco Bay Area. Dr. Chang was granted an initial stock option to purchase 1,955,625 shares of our common stock. Additionally, we entered into a vesting restriction agreement with Dr. Chang in April 2018, pursuant to which the 4,280,230 shares of common stock beneficially owned by Dr. Chang became subject to vesting over a 52-month period commencing in December 2017, subject to his continuous service through each vesting date.
Eric Schmidt, Ph.D. We entered into a letter agreement with Dr. Schmidt, our Chief Financial Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Schmidt was entitled to an annual base salary of $375,000 and was eligible to receive an annual target performance bonus of up to 35%. As described above, we have increased Dr. Schmidt's annual base salary and annual target performance bonus over time. Dr. Schmidt was granted an initial stock option to purchase 1,464,750 shares of our common stock.
Rafael Amado, M.D. We entered into a letter agreement with Dr. Amado, our Chief Medical Officer and Executive Vice President of Research and Development, in July 2019 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Amado was entitled to an annual base salary of $500,000 and was eligible to receive an annual target performance bonus of up to 40% of his base salary. As described above, we have increased Dr. Amado's annual base salary and annual target performance bonus over time. In addition, Dr. Amado was paid a $75,000 sign-on advance and a $150,000 relocation bonus in 2019 in connection with his relocation to the San Francisco Bay Area. Dr. Amado was granted an initial stock option to purchase 160,630 shares of our common stock. Dr. Amado was also granted an initial restricted stock unit award for 105,162 shares of our common stock, which settle on an annual basis over four years. In addition, Dr. Amado was awarded a new hire performance restricted stock unit award for 57,361 shares of our common stock, which settle in three equal installments, with (1) the first installment to vest upon initiation of a Phase 2 clinical trial of our first anti-CD19 product candidate, (2) the second installment to vest upon the filing of a biologics license application with the FDA for our first anti-CD19 product candidate, and (3) the third installment to vest upon FDA approval of our first anti-CD19 product candidate. Any unvested portion of the performance restricted stock unit will expire after seven years.
Alison Moore, Ph.D. We entered into a letter agreement with Dr. Moore, our Chief Technical Officer, in May 2018 that governs the current terms of her employment with us. Pursuant to the agreement, Dr. Moore was entitled to an annual base salary of $400,000 and was eligible to receive an annual target performance bonus of up to 35%. As described above, we have increased Dr. Moore's annual base salary and annual target performance bonus over time. In addition, Dr. Moore was paid a $100,000 relocation bonus in 2018 in connection with her relocation to the San Francisco Bay Area. Dr. Moore was granted an initial stock option to purchase 892,500 shares of our common stock.
Veer Bhavnagri. We entered into a letter agreement with Mr. Bhavnagri, our General Counsel, in May 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Mr. Bhavnagri was entitled to an annual base salary of $365,000 and was eligible to receive an annual target performance bonus of up to 35%. As described above, we have increased Mr. Bhavnagri's annual base salary and annual target performance bonus over time. In addition, Mr. Bhavnagri was paid a $50,000 sign-on bonus and a $75,000 relocation bonus in 2018 in connection with his relocation to the San Francisco Bay Area. Mr. Bhavnagri was granted an initial stock option to purchase 367,500 shares of our common stock. Additionally, we entered into a vesting restriction agreement with Mr. Bhavnagri in April 2018, pursuant to which the 262,500 shares of common stock beneficially owned by Mr. Bhavnagri became subject to vesting over a 52-month period commencing in December 2017, subject to his continuous service through each vesting date.
Each of the options granted to our Named Executive Officers are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.
For additional information regarding our long-term compensation and equity grants, please see "Executive Compensation--Executive Compensation Program and Compensation Decisions for the Named Executive Officers--Long-Term Incentive Compensation".
CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. We strive to provide pay, benefits, and services that are competitive to market and create incentives to attract and retain employees. Our compensation package includes market-competitive pay, broad-based stock grants, health care and 401(k) plan benefits, paid time off and family leave, among others. We also provide annual incentive bonus opportunities that are tied to both company performance as well as individual performance to foster a pay-for-performance culture.
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement and Methodology
We identified the median employee using our employee population on December 31, 2021 (including all employees, whether employed on a full-time or part-time basis).
Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the total annual direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay, awarded annual cash incentive opportunity, and the grant date fair value for equity awards granted as of December 31, 2021 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the Chief Executive Officer, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Pay Ratio
Our median employee compensation as calculated using Summary Compensation Table requirements was $307,290. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $10,161,454. Therefore, our CEO Pay Ratio is approximately 33:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table presents information concerning equity awards held by our Named Executive Officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
David Chang, M.D., Ph.D.(1)(2)(5)	4/6/2018	—	—	—	—	246,938	3,684,315
	6/25/2018	—	—	2.27	6/25/2028	162,969	2,431,497
	3/13/2019	292,700	—	26.89	3/13/2029	86,500	1,290,580
	3/18/2020	541,190	—	18.22	3/18/2030	12,544	187,156
	3/26/2021	298,836	—	33.78	3/26/2031	80,452	1,200,344

Eric Schmidt, Ph.D.(3)(6)	6/25/2018	—	—	2.27	6/25/2028	183,094	2,731,762
	3/13/2019	83,500	—	26.89	3/13/2029	24,700	368,524
	3/18/2020	94,703	—	18.22	3/18/2030	35,644	531,808
	3/26/2021	92,365	—	33.78	3/26/2031	24,866	371,001

Rafael Amado, M.D.(4)	9/3/2019	160,630	—	26.15	9/3/2029	109,942	1,640,335
	3/18/2020	109,600	—	18.22	3/18/2030	23,100	344,652
	3/26/2021	92,365	—	33.78	3/26/2031	24,866	371,001
	5/18/2021	—	—	—	—	200,534	2,991,967

Alison Moore, Ph.D.	6/25/2018	579,959	—	2.27	6/25/2028	—	—
	3/13/2019	83,500	—	26.89	3/13/2029	18,525	276,393
	3/18/2020	109,600	—	18.22	3/18/2030	23,100	344,652
	3/26/2021	92,365	—	33.78	3/26/2031	24,866	371,001

Veer Bhavnagri(1)	4/6/2018	—	—	—	—	15,144	225,952
	6/25/2018	112,300	—	2.27	6/25/2028	—	—
	3/13/2019	73,500	—	26.89	3/13/2029	21,700	323,764
	3/18/2020	105,200	—	18.22	3/18/2030	22,125	330,105
	3/26/2021	82,469	—	33.78	3/26/2031	22,202	331,254

(1)    In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang and Mr. Bhavnagri, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. The number of shares of stock that have not vested is based on the founders’ shares that were beneficially owned by Dr. Chang and Mr. Bhavnagri as of December 31, 2021. The shares are subject to vesting over a 52-month period commencing in December 2017, subject to continuous service through each vesting date.
(2)    On July 9, 2018, Dr. Chang elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Chang ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was April 6, 2018.
(3)    On June 26, 2018, Dr. Schmidt elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Schmidt ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was June 18, 2018.

(4)     A total of 57,361 of the stock awards granted on September 3, 2019 are performance based restricted stock units which vest upon achievement of specific performance criteria.
(5)    On May 24, 2021, Dr. Chang elected to early exercise 14,897 of his stock option granted on March 18, 2020. We have a right to repurchase any unvested shares subject to such award if Dr. Chang ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The March 18, 2020 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was March 18, 2020.
(6)    On May 24, 2021, Dr. Schmidt elected to early exercise 14,897 of his stock option granted on March 18, 2020. We have a right to repurchase any unvested shares subject to such award if Dr. Schmidt ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The March 18, 2020 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was March 18, 2020.
2021 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our Named Executive Officers in the year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Chang, M.D., Ph.D.(2)	27,410	190,774	987,756	25,389,434
Eric Schmidt, Ph.D.	14,897	103,683	386,238	10,216,429
Rafael Amado, M.D.	—	—	33,991	971,975
Alison Moore, Ph.D.	—	—	16,963	652,736
Veer Bhavnagri(2)	50,000	1,339,753	78,802	2,258,378

(1)	The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.
(2)	In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang and Mr. Bhavnagri, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. The shares are subject to vesting over a 52-month period commencing in December 2017, subject to continuous service through each vesting date. The shares vested in this table include a portion of the founders' shares that vested during 2021.

2021 DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all non-employee directors of the Company that served during 2021:

Name	Fees earned ($)	Stock awards ($)(1)	Option awards ($)(2)	All other Compensation ($)(3)	Total ($)
Elizabeth Barrett	18,750	—	844,582	—	863,332
Arie Belldegrun, M.D.	—	1,811,790	4,235,069	726,910	6,773,769
David Bonderman	—	—	—	—	—
John DeYoung	—	—	—	—	—
Franz Humer, Ph.D.	163,125	424,988	—	—	588,113
Joshua Kazam	54,000	424,988	—	603,160	1,082,148
Deborah Messemer	66,875	—	424,988	—	491,863
Vicki Sato, Ph.D.	20,167	424,996	422,284	—	867,447
Todd Sisitsky	—	—	—	—	—
Owen Witte, M.D	50,000	—	424,988	27,233	502,221
(1)    The amounts reported in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during the year ended December 31, 2021, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC Topic 718) excluding the impact of estimated forfeitures related to service-based vesting conditions, which value is based on the closing market price of our common stock on the date of grant. As of December 31, 2021, the aggregate number of restricted stock units outstanding held by our non-employee directors were: Dr. Belldegrun: 111,302; Dr. Humer: 16,498; Mr. Kazam: 16,498; and Dr. Sato: 19,362.
(2)    The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2021. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2021, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Ms. Barrett: 63,385; Dr. Belldegrun: 394,356; Dr. Humer: 183,750; Ms. Messemer: 280,680; Dr. Sato: 34,692; and Dr. Witte: 54,040.
(3)    For Dr. Belldegrun, amount shown represents $463,000 in consulting fees paid to Bellco Capital LLC (“Bellco”) in 2021 and an annual performance award of $263,910 paid to Bellco in 2022 for services rendered in 2021. Bellco is owned by Dr. Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust. For Mr. Kazam, amount shown represents consulting fees paid to Two River, LLC (“Two River”) in 2021. Mr. Kazam provides consulting services to us through Two River and is a venture partner of Two River. For more information, see description of our consulting arrangement with Bellco and Two River below under “Transactions With Related Persons—Consulting Arrangements”. For Dr. Witte, amount shown represents $27,233 in fees earned in connection with Dr. Witte's services on our scientific advisory board.
We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.
Executive Chair
Dr. Belldegrun serves as our Executive Chair and also provides consulting services through Bellco. Dr. Belldegrun contributes comprehensive, in-depth knowledge of our business, cell therapy generally and the global life sciences industry, as well as valuable insights on leadership and strategy. Our Board believes that his advice and guidance to our senior leadership team and Board is essential to advancing our business.
Specifically, Dr. Belldegrun is actively involved as both Executive Chair of the Board and strategic consultant, including through the following activities:
•Presiding over all Board meetings;
•Attending weekly senior leadership team meetings and off-site strategy meetings;

•Reviewing and approving Board agenda items;
•Helping to recruit and assess potential directors;
•Overseeing Board and director evaluations;
•Reviewing Chief Executive Officer performance;
•Providing strategic advice to the Chief Executive Officer, as well as the rest of the senior leadership team and our Board, including on operational, financial and strategic matters;
•Assisting with efforts to recruit and retain key executive talent;
•Assisting management in growing Allogene and advancing clinical trials;
•Communicating efforts with investors;
•Contributing key scientific and medical knowledge; and
•Assisting with key relationships, including collaborators, licensors and clinical trial sites.
Given Dr. Belldegrun's critical importance and deep involvement in Allogene, the Compensation Committee recommended and our Board approved an equity grant in March 2021 that was approximately two-thirds the value of the grant to our CEO. Any compensation matters and decisions relating to Dr. Belldegrun and Bellco are reviewed outside of Dr. Belldegrun's presence by both the Compensation Committee and the Board, and Dr. Belldegrun does not participate in the deliberations or determination of his own compensation.
Non-Employee Director Compensation Policy
Our non-employee director compensation policy includes:
•an annual cash retainer of $40,000;
•an additional annual cash retainer of $12,500, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;
•an additional annual cash retainer of $100,000, $25,000, $15,000 and $10,000 for service as chair of the International and Business Development Oversight Committee, Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);
•an additional cash payment of $3,500 per meeting for each other member of the International and Business Development Oversight Committee;
•an initial option grant, vesting in 36 equal monthly installments, and/or an initial restricted stock unit award, vesting annually over a three-year period from the date of grant, having an aggregate grant date value of $850,000, with the director designating the proportionate share between the initial option grant and initial restricted stock unit award prior to or on the date of grant; and
•an annual option grant, vesting in 12 equal monthly installments, and/or an annual restricted stock unit award, vesting on the one-year anniversary of the date of grant, having an aggregate grant date value of $425,000, with the director designating the proportionate share between the annual option grant and annual restricted stock unit award prior to or on the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.
Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and restricted stock unit award will vest in full upon a change of control of the Company, as defined under our EIP. The stock options and restricted stock unit awards will be granted under our EIP.
In consultation with Compensia, the Compensation Committee and specifically Mr. Bonderman and Mr. DeYoung reviewed the non-employee director compensation policy and concluded that no changes were warranted in 2021. Neither Mr. Bonderman nor Mr. DeYoung accept any compensation for serving on our Board of Directors.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2021.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Amended and Restated 2018 Equity Incentive Plan (Prior Plan)(1)	2,454,684	4.78	—
Amended and Restated 2018 Equity Incentive Plan(2)	12,045,591	21.10	15,801,927
2018 Employee Stock Purchase Plan(3)	—	—	4,551,912
Equity compensation plans not approved by security holders	—	—	—
Total	14,500,275	25.88	20,353,839
(1)    As of December 31, 2021, under our Amended and Restated 2018 Equity Incentive Plan (the “Prior Plan”), the number of outstanding awards under column (a) includes 2,454,684 shares which are issuable upon the exercise of outstanding options (including options that are immediately exercisable) at a weighted-average exercise price of $4.78.
(2)    The EIP became effective on September 26, 2018, which replaced the Prior Plan. Initially, the aggregate number of shares of our common stock that may be issued under the EIP is 20,432,250 shares. Additionally, on January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or the Compensation Committee for the applicable year. All shares of our common stock reserved and available under the EIP shall constitute the maximum aggregate number of shares of common stock that may be issued through incentive stock options. As of December 31, 2021, the number of outstanding awards under column (a) includes: (1) 10,239,167 shares issuable upon the exercise of outstanding options at a weighted-average exercise price of approximately $21.10 and (2) 4,261,108 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price shown in column (b) is for the outstanding options only. As of January 1, 2022, the number of shares issuable under the EIP increased to 46,874,618 shares, of which 22,933,080 shares remained available for issuance under the EIP.
(3)    Our 2018 Employee Stock Purchase Plan (the “ESPP”) became effective on September 26, 2018. The ESPP authorizes the issuance of 1,160,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. On January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 2,320,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board or the Compensation Committee for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our executive officers, including our Named Executive Officers, are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” and subject to our receipt of an effective waiver and release of claims from the executive, a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums for continuation of coverage under group health plans for the severance period. The severance period is 24 months in the case of our Chief Executive Officer, and 12 months in the case of our other Named Executive Officers.
In the event that the involuntary termination of employment occurs within the period commencing three months before and ending 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to the same benefits described above, but the severance period is 18 months for our Chief Financial Officer, Chief Medical Officer and Executive Vice President of Research and Development, Chief Technical Officer and General Counsel. In addition, our Chief Executive Officer would be entitled to 200% of his annual target bonus and our other Named Executive Officers would be entitled to 150% of each Named Executive Officer's annual target bonus, and each of our Named Executive Officers would be entitled to accelerated vesting of outstanding equity compensation awards.
Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. The term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.
The term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).
The following table provides an estimate of the potential payments and benefits pursuant to the Change in Control Plan, which could occur upon termination of the employment of our Named Executive Officers, including in connection with a change of control of the

Company, assuming a triggering event occurred on December 31, 2021:

Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
David Chang, M.D., Ph.D.	Lump Sum Cash Severance Payment	1,390,000	1,390,000
	Lump Sum Target Bonus Payment	—	834,000
	Health Insurance Premiums	35,886	35,886
	Vesting Acceleration(1)	—	4,552,482
	Benefit Total	1,425,886	6,812,368
Eric Schmidt, Ph.D.	Lump Sum Cash Severance Payment	475,000	712,500
	Lump Sum Target Bonus Payment	—	285,000
	Health Insurance Premiums	29,787	44,680
	Vesting Acceleration(1)	—	3,400,316
	Benefit Total	504,787	4,442,496
Rafael Amado, M.D.	Lump Sum Cash Severance Payment	600,000	900,000
	Lump Sum Target Bonus Payment	—	360,000
	Health Insurance Premiums	18,322	27,483
	Vesting Acceleration(1)	—	5,347,955
	Benefit Total	618,322	6,635,438
Alison Moore, Ph.D.	Lump Sum Cash Severance Payment	475,000	712,500
	Lump Sum Target Bonus Payment	—	285,000
	Health Insurance Premiums	26,571	39,856
	Vesting Acceleration(1)	—	2,403,330
	Benefit Total	501,571	3,440,686
Veer Bhavnagri	Lump Sum Cash Severance Payment	464,000	696,000
	Lump Sum Target Bonus Payment	—	278,400
	Health Insurance Premiums	18,322	27,483
	Vesting Acceleration(1)	—	1,372,554
	Benefit Total	482,322	2,374,437
(1)    The value of the accelerated vesting of the outstanding stock options and restricted stock unit awards is based on the closing market price of $14.92 per share of our common stock on December 31, 2021, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.
TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions policy and Procedures
We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•    the terms of the transaction;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties.
In the event a director has an interest in the proposed transaction, the director must recuse themselves from the deliberations and approval.
Certain Related-Person Transactions
The following sections summarize transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Pfizer Asset Purchase Transaction
PF Equity Holdings 2 B.V. held 22,032,040 shares of our common stock based on the Schedule 13D/A filed on September 17, 2021 with the SEC. According to the Schedule 13D/A filing, PF Equity Holdings 2 B.V. is a wholly-owned subsidiary of Pfizer Inc. (“Pfizer”) formed for the purpose of holding certain assets owned or controlled by Pfizer or its direct or indirect subsidiaries. Based on a Form 4 filed on April 4, 2022 by PF Equity Holdings 2 B.V., Pfizer held the 22,032,040 shares as of March 31, 2022.
In April 2018, we entered into an Asset Contribution Agreement (the “Pfizer Agreement”) with Pfizer pursuant to which we acquired certain assets and assumed certain liabilities from Pfizer, including a Research Collaboration and License Agreement with Cellectis S.A. and an Exclusive License and Collaboration Agreement with Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”), and other intellectual property for the development and administration of CAR T cells for the treatment of cancer.
As consideration for the purchased assets, we issued Pfizer 3,187,772 shares of our Series A-1 Preferred Stock. In addition, we are required to make milestone payments upon successful completion of regulatory and sales milestones on a target-by-target basis for certain targets, including CD19 and BCMA, covered by the Pfizer Agreement. The aggregate potential milestone payments upon successful completion of various regulatory milestones in the United States and the European Union are $30 million or $60 million per target (depending on the target, and $840.0 million for all targets), provided that we are not obligated to pay a milestone for regulatory approval in the European Union for an anti-CD19 allogeneic CAR T cell product, to the extent Servier has commercial rights to such territory. The aggregate potential milestone payments upon reaching certain annual net sales thresholds in North America, Europe, Asia, Australia and Oceania, which we refer to as the Territory, for a certain number of targets covered by the Pfizer Agreement are $325.0 million per target. Concurrently with our entry into the Pfizer Agreement, we and Pfizer entered into a letter agreement pursuant to which Pfizer granted us, in partial consideration for our milestone and royalty payment obligations under the Pfizer Agreement, an option to expand the Territory to include some or all of the rest of the world at our election. We may exercise the option at any time during the 12 year period following closing of the asset acquisition under the Pfizer Agreement.
Pfizer is also eligible to receive, on a product-by-product and country-by-country basis, (i) royalties in the low single-digit percentage on annual net sales in the United States for products commercialized by us targeting certain targets, including CD19, covered by the Pfizer Agreement, (ii) tiered marginal royalties ranging from the low to mid-single-digit percentages on annual net sales in any country in the world for products commercialized by us targeting certain other targets covered by the Pfizer Agreement and (iii) royalties in the low single-digit percentage on annual net sales in any country in the Territory for products commercialized by us targeting targets not covered by the Pfizer Agreement that use certain Pfizer intellectual property and for which an IND is first filed on or before April 6, 2023. The royalties in the foregoing clauses (i) and (ii) are subject to reduction for products not covered by certain patent claims or for future required licenses of third party intellectual property. Our royalty obligation with respect to a given product in a given country, which we refer to as the Pfizer Royalty Term, begins upon the first sale of such product in such country and ends on the later of (i) expiration of the last claim of a defined set of patent rights, in each case covering such product in such country or (ii) 12 years from the first sale of such product in such country.
Under the Pfizer Agreement, we are required to use commercially reasonable efforts to develop and seek regulatory approval in and for the United States and the European Union for certain products covered by the Pfizer Agreement and to commercialize each product covered by the Pfizer Agreement in the applicable royalty territory in which regulatory approval for such product has been obtained. We also agreed to offer employment to certain Pfizer employees on terms no less favorable than the terms such employees enjoyed while being employed by Pfizer. We hired 39 employees from Pfizer pursuant to the terms of the Pfizer Agreement.
Pfizer is required, subject to certain limitations, to indemnify us against damages arising out of any breach or inaccuracy in the representations or warranties made by Pfizer, any breach of a covenant by Pfizer or any liability not acquired by us. Likewise, we are required, subject to certain limitations, to indemnify Pfizer against damages arising out of any breach or inaccuracy of our representations and warranties, any breach of a covenant made in the agreement or the related patent and know-how license agreement by us, including any practice of intellectual property outside of the scope of the license granted to us, or any assumed liability.
During the year ended December 31, 2021, the Company sold $0.1 million in excess raw materials to Pfizer.
Investors’ Rights Agreement
Pursuant to an investors’ rights agreement, dated April 6, 2018, as amended, between us and certain of our stockholders, including certain holders of more than five percent of our capital stock and entities affiliated with certain of our directors, Dr. Chang, Mr. Kazam, Dr. Belldegrun, Dr. Witte and Dr. Humer, each directors of our company, as well as Pfizer, entities affiliated with TPG Carthage Holdings, L.P. and entities affiliated with VVAG Special Fund LLC, are entitled to certain demand registration rights, piggyback registration rights and Form S-3 registration rights.
Consulting Arrangements
In June 2018, we entered into a consulting agreement with Two River, LLC (“Two River”). Arie Belldegrun, M.D., the Executive Chair of our Board and Joshua Kazam, a member of our Board, are each partners of Two River, and David Chang, M.D., Ph.D., our President and Chief Executive Officer, is a venture partner of Two River. Pursuant to the consulting agreement, Two River provides strategic, financial, business development and secretarial consulting services and is compensated for such services. We paid Two River an aggregate of $0.6 million in consulting fees in 2021. Dr. Belldegrun and Dr. Chang do not receive any salary, commission or other fees for serving as partners of Two River.
In August 2018, we entered into a consulting agreement with Bellco Capital LLC (“Bellco”). Bellco is owned by our Executive Chair, Arie Belldegrun, M.D., as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Belldegrun is the Manager of Bellco. Pursuant to the consulting agreement, Bellco provides certain services for us, which are performed by Dr. Belldegrun and include without limitation, providing advice and analysis with respect to our business, business strategy and potential opportunities in the field of allogeneic CAR T cell therapy and any other aspect of the CAR T cell therapy business as we may agree. In consideration for these services, we paid Bellco $38,583 per month in 2021. In recognition of the extraordinary performance of Bellco and in helping us meet our 2021 corporate goals, an annual performance award in an amount of $0.3 million was paid to Bellco in 2022. The Company also increased the monthly payment to Bellco for 2022 to $40,217. We also reimburse Bellco for out of pocket expenses incurred in performing the services.
Employment Arrangements
We currently have written employment letter agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation—Agreements with our Named Executive Officers.”
Sublease Agreement
In December 2018, we subleased approximately 1,290 square feet of office space in Los Angeles, California, from Bellco. The sublease has a three-year term, which was extended to June 30, 2025, subject to certain early termination rights. Commencing in September 2018, we pay monthly base rent of approximately $6,500, increasing 3.5% per year, subject to rent abatement from November 2018 through May 2019. The monthly base rent will total approximately $220,000 for the full term of the sublease. We also contributed to certain tenant improvements to the space totaling approximately $75,000. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by Bellco.
Stock Options Granted to Executive Officers and Directors
We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation – 2021 Outstanding Equity Awards Table.”
Indemnification Agreements
We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Director Independence
For information regarding our director and committee member independence, please see the sections above headed “Information Regarding the Board of Directors and Corporate Governance—Independence of the Board of Directors” and “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board of Directors,” which are incorporated into this section headed “Transactions with Related Persons” by reference.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Allogene Therapeutics, Inc., Secretary, 210 East Grand Avenue, South San Francisco, California 94080, or call us at (650) 457-2700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Tanen
Secretary
South San Francisco, California
April 26, 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Secretary, Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

APPENDIX A

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALLOGENE THERAPEUTICS, INC.

ALLOGENE THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
FIRST: The name of the Company is Allogene Therapeutics, Inc. and the date of filing of the Company’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 30, 2017.
SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:
Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:
“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 410,000,000 shares. 400,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”
THIRD: This Certificate of Amendment has been duly adopted and approved by the stockholders of the Company in accordance with Sections 211 and 242 of the DGCL.
FOURTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, Allogene Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on , 2022.

ALLOGENE THERAPEUTICS, INC.

By:
David Chang, M.D., Ph.D.
President, Chief Executive Officer
A-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALLO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D85146-P73172

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ALLOGENE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Withhold
1a. Elizabeth Barrett	☐	☐
1b. Arie Belldegrun, M.D.	☐	☐
1c. David Bonderman	☐	☐
1d. David Chang, M.D., Ph.D.	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D85147-P73172

ALLOGENE THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 15, 2022 8:30 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Chang, M.D., Ph.D. and Eric Schmidt, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALLOGENE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM ET, on June 15, 2022, via live webcast at www.virtualshareholdermeeting.com/ALLO2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side